Exhibit 6.1

Execution Version

REVENUE LOAN AND SECURITY AGREEMENT

THIS REVENUE LOAN AND SECURITY AGREEMENT (as amended from time to time, this “Agreement”) is made as of April 29, 2020 (the “Effective Date”), by and among:

Cary Breese
(the “Key Person”),

NOWRX, INC., a Delaware corporation,

2224 Old Middlefield Way #J

Mountain View, CA 94043
(“Company”),

and

DECATHLON ALPHA IV, L.P., a Delaware limited partnership,
1441 West Ute Boulevard, Suite 240
Park City, UT 84098
(“Lender”).

BACKGROUND

Company wishes to borrow from Lender and Lender wishes to lend to Company an amount up to the Revenue Loan Amount (as defined below) on the terms and conditions of this Agreement. In connection with and as a material inducement to Lender to lend the Revenue Loan Amount to Company, Company desires to make certain representations and warranties to Lender.

AGREEMENT

The parties hereby agree as follows:

ARTICLE 1
DEFINITIONS AND ACCOUNTING PRINCIPLES

1.1         Definitions. Capitalized words and phrases used in this Agreement but not otherwise defined herein have the definitions given in Article 11.

1.2         Accounting Principles. The character or amount of any asset, liability, capital account or reserve and of any item of income or expense required to be determined pursuant to this Agreement, and any consolidation or other accounting computation required to be made pursuant to this Agreement, and the construction of any definition in this Agreement containing a financial term, will be determined or made, as the case may be, in accordance with United States generally accepted accounting principles (“GAAP”), to the extent applicable, unless such principles are inconsistent with the express requirements of this Agreement.

ARTICLE 2
ADVANCE, INTEREST AND PAYMENTS

2.1         Revenue Loan Advance. Upon the terms and subject to the conditions of this Agreement:

(a)       Initial Advance. Lender will make the Initial Advance to Company on the date of Closing.

(b)        Subsequent Advance. Any time beginning 15 days prior to an Advance Period through the end of such Advance Period as set forth on Schedule 2.1(b), Company may by delivering to Lender a written Advance Request in the form provided by Lender to Company (“Advance Request”) request one or more Subsequent Advances in accordance with the Schedule 2.1(b) up to a maximum for all Advances equal to the Revenue Loan Amount. If all of the conditions set forth on Schedule 2.1(b) are satisfied on the date of the Advance Request, Lender will advance to Company the requested amount within 15 business days of receipt of the Advance Request. Contemporaneously with each Subsequent Advance, Company shall deliver to Lender a certificate signed on behalf of Company by the Key Person (or other officer of Company acceptable to Lender) confirming that Company is not in default and no Event of Default has occurred and that all representations and warranties of Company in Article 3 are true as of such date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date). Lender may, in its sole discretion, waive or modify any one or more of the conditions to any Subsequent Advance. Company must request and accept delivery of at least the Minimum Subsequent Advance on or before the Minimum Subsequent Advance Deadline.

(c)        Not a Revolving Facility. Company acknowledges and agrees that the credit facility granted hereunder is a multiple advance facility, but is not a revolving facility, and Company may not borrow, repay and re-borrow Advances.

2.2        Interest. Interest on the Amount Advanced shall accrue from and after the date of Closing at such rate as is necessary to generate an amount equal to the Minimum Interest (the “Interest”), provided, however, in no case shall such rate exceed the maximum rate allowable under applicable law.

2.3        Promise to Pay. Company promises to pay to the order of Lender, or its assigns in lawful money of the United States of America, for application against the Amount Advanced, together with the Interest as follows (with all payments to be applied first to fees and expenses incurred by Lender, then to accrued interest, and finally to principal, which Lender shall enter in its records of payments made by Company, and such records will be deemed conclusive evidence of the subject matter thereof unless proven otherwise):

(a)        Maturity. The Amount Advanced and accrued but unpaid Interest will be immediately due on the Maturity Date and will be payable on demand any time thereafter.

(b)        Monthly Payments. Commencing on the Payment Commencement Date and continuing thereafter until maturity or earlier prepayment in full, Company shall pay to Lender, on the 15th day of each month (or the next business day if such date is not a business day) (each a “Payment Date”), by wire transfer or Automated Clearing House (ACH) transfer to the Lender Account described on Schedule 2.3(b)(1) an amount equal to the product of (i) all Revenue for the immediately preceding month multiplied by (ii) the Applicable Revenue Percentage. Notwithstanding anything to the contrary in the preceding sentence, payments made by ACH transfer must be initiated no later than three business days prior to the applicable Payment Date. Lender, in its sole discretion, may apply any monthly payment first to offset any outstanding invoices for legal or other fees that are 60 or more days overdue and then toward satisfaction of the Obligations. If any payment due pursuant to this Agreement is not paid when due, then Company will be assessed on the following day, automatically and without notice from Lender, a service fee of $500 payable to Lender (or other loan servicing agent). All service fees for missed payments are due on the day they arise. Successive service fees will be assessed and due on the 15th day of each month until Company has paid such past due amounts. All service fees will bear interest at the rate set forth in Section 12.7 from the date they arise. A pro-forma payment schedule that is based on Company’s financial projections is attached as Schedule 2.3(b)(2).

(c)        Annual Payment Cap. Notwithstanding Section 2.3(b), for each calendar year during the term of this Agreement, Company will not be required to make aggregate monthly payments under Section 2.3(b) in excess of the amount equal to 120% of the aggregate dollar amount for such calendar year set forth in the column labeled “Projected Annual Debt Service” of Schedule 2.3(b)(2) (the “Annual Payment Cap”). Once the monthly payments received by Lender for a calendar year equal the Annual Payment Cap, Company will not be obligated to make additional monthly payments pursuant to Section 2.3(b) for the remainder of such calendar year and the next monthly payment due under Section 2.3(b) would be payable on January 15th of the following year.

(d)        Prepayment. Company may at its option prepay the Amount Advanced balance and accrued but unpaid Interest on any Payment Date without penalty or premium (other than payment of the Minimum Interest).

(e)        Termination of Payment Obligation. The payment obligation shall terminate upon Lender receiving payments from Company equal to the Amount Advanced plus the Interest and all other amounts due pursuant to this Agreement (the “Payoff Date”).

2.4         Security Interest. Company hereby assigns and grants to Lender, a continuing security interest in all of its right, title and interest in and to the Collateral. Upon indefeasible payment in full of the Obligations and termination of Lender’s obligation to make Advances hereunder, Lender shall promptly release such security interest. Company hereby authorizes Lender to take all such actions as are reasonably necessary to, in Lender’s sole discretion, perfect its security interest in the Collateral, including the filing of such financing statements and amendments and continuations thereof as may be useful in order to perfect such security interest and, if any Collateral is covered by a certificate of title, Company will from time to time upon request of Lender execute such documents as may be required to have such security interest properly noted on a certificate of title. In addition, Company authorizes Lender to file, from time to time, (and reaffirms its authorization of the filing of any financing statements filed prior to the date of this Agreement) such financing statements against the Collateral described as “all assets” or the like as Lender reasonably deems necessary or useful to perfect such security interest. The security interest granted to Lender is subordinate to the Senior Indebtedness.

2.5         Revival and Reinstatement of Indebtedness. If the payment of all or any part of the Obligations by Company or the transfer to Lender of any Collateral or other property should for any reason subsequently be declared to be void or voidable under any state or federal law relating to creditors’ rights (a “Voidable Transfer”), and if Lender is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the advice of its counsel, then the amount of such Voidable Transfer or the amount of such Voidable Transfer that Lender is required or elects to repay or restore, including all reasonable costs, expenses and attorneys’ fees incurred by Lender in connection therewith, and the Obligations shall automatically be revived, reinstated and restored by such amount and shall exist as though such Voidable Transfer had never been made.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES

3.1         Representations and Warranties of Company. As a material inducement to Lender to enter into this Agreement and to make one or more Advances to Company, Company represents and warrants to Lender as follows:

(a)        Organization, Good Standing and Qualification. Company is duly organized, validly existing and in good standing under the laws of the state of its organization. Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect. Company has all required power and authority necessary to own and operate its properties, to carry on its business as now conducted and presently proposed to be conducted and to carry out the transactions contemplated by this Agreement.

(b)        Subsidiaries. Except as set forth on Schedule 3.1(b), Company does not presently own or control, directly or indirectly, or hold any rights to acquire, any interest in any other entity. Company is not a participant in any joint venture, partnership or similar arrangement.

(c)        Authorization. All action necessary on the part of Company, its officers, directors, managers and members, for the authorization, execution and delivery of the Transaction Documents, the performance of all Obligations of Company hereunder and thereunder has been taken or will be taken prior to the Closing. The Transaction Documents and all other agreements contemplated thereby constitute valid and legally binding obligations of Company, enforceable in accordance with their respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies, and (iii) to the extent the indemnification provisions may be limited by applicable laws.

(d)        Litigation. There is no action, suit, proceeding or investigation pending or, to Company’s knowledge, threatened against Company. The foregoing includes, without limitation, actions, suits, proceedings or investigations pending or, to Company’s knowledge, threatened involving the prior employment of any Company employees or its obligations under any agreements with prior employers. Company is not subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no action, suit, proceeding or investigation by Company currently pending or that Company intends to initiate.

(e)        Compliance with Other Instruments. Company is not: (i) in violation of or default under any provision of its organizational documents, as amended, (ii) to its knowledge in violation of or default under, in any Material respect, any instrument, judgment, order, writ, decree or contract to which it is a party or by which it is bound, or (iii) to its knowledge in violation of or default under, in any Material respect, any provision of any federal or state statute, rule or regulation applicable to Company. The execution, delivery and performance of the Transaction Documents and the consummation of the transactions contemplated thereby will not result in any such violation, or be in Material conflict with or constitute, with or without the passage of time and giving of notice, either a Material default under any such provision, instrument, judgment, order, writ, decree or contract or an event that results in the creation of any lien, charge or encumbrance upon any assets of Company or the suspension, revocation, impairment, forfeiture or non-renewal of any permit, license, authorization or approval applicable to Company, its business or operations or any of its assets or properties, other than the security interests arising under the Transaction Documents.

(f)        Related-Party Transactions. No employee, member, manager, officer or director of Company or member of his or her immediate family is indebted to Company, nor is Company indebted (or committed to make loans or extend or guarantee credit) to any of them. To Company’s knowledge, none of such persons has any direct or indirect ownership interest in any firm or corporation with which Company is affiliated or with which Company has a Material business relationship, or any firm or corporation that competes with Company, except that employees, shareholders, officers or directors of Company and members of their immediate families may own up to 2% of the outstanding stock of one publicly traded company that may compete with Company.

(g)       Financial Statements. The financial statements for Company’s most recently completed fiscal year and year-to-date for the current year as of the most recently ended month are attached hereto as Schedule 3.1(g), are correct in all Material respects, and fairly present Company’s operating results and financial conditions as of dates and for the periods indicated therein. As of the dates of such financial statements, Company has not had any Material obligation, contingent liability, liability for taxes or long-term lease obligation that is not reflected in such financial statements or the notes thereto. Since the date of such financial statements: (i) Company has operated its businesses only in the ordinary course; (ii) there has not been individually or in the aggregate any change that may result in a Material Adverse Effect; (iii) Company has not guaranteed any Indebtedness of any other Person; (iv) Company does not have any Indebtedness for borrowed money other than pursuant to this Agreement and as otherwise disclosed in the financial statements; and (v) no event has occurred that could have a Material Adverse Effect. Company is solvent.

(h)       Tax Returns; Taxes. (i) Company has timely filed all returns, declarations, reports, estimates, information returns, and statements, including any schedules and amendments to such documents (“Returns”), required to be filed or sent by it in respect of any Taxes or required to be filed or sent by it by any taxing authority having jurisdiction; (ii) all such Returns are complete and accurate in all material respects; (iii) Company has timely and properly paid all Taxes required to be paid by it; and (iv) Company has complied with all applicable laws, rules, and regulations relating to the collection or withholding of Taxes from third parties and the payment thereof; (v) there are no liens for Taxes upon any assets of Company; (vi) no deficiency for any Taxes has been asserted, assessed or proposed in writing against Company that has not been resolved and paid in full or is not being contested in good faith; (vii) no waiver, extension or comparable consent given by Company regarding the application of the statute of limitations with respect to any Taxes or Returns is outstanding, nor is any request for any such waiver or consent pending; and (viii) there has been no Tax audit or other administrative proceeding or court proceeding with regard to any Taxes or Returns, nor is any such Tax audit or other proceeding pending, nor has there been any notice to Company by any taxing authority regarding any such Tax audit or other proceeding.

(i)        Permits. Company has all franchises, permits, licenses and any similar authority necessary for the conduct of its business the lack of which would have a Material Adverse Effect, and Company believes it can obtain, without undue burden or expense, any similar authority for the conduct of its business as planned to be conducted. Company is not in default in any Material respect under any of such franchises, permits, licenses or other similar authority.

(j)        Compliance with Laws. Company, the operation of its business and all premises controlled by Company is in Material compliance with all applicable laws and orders or directives of any governmental authorities having jurisdiction over Company, its properties or operations, except where the failure to comply could not reasonably be expected to have a Material Adverse Effect. Company has not received any citation, directive, letter or other communication (whether oral or written) or any notice of any proceeding, claim, lawsuit or investigation, from any Person arising out of Company’s ownership or occupation of its premises or the conduct of its operations.

(k)        Disclosure. Company has provided Lender with all the information available to it that Lender has requested for deciding whether to make Advances. To the best of Company’s knowledge, neither this Agreement (including all the exhibits attached hereto) nor any certificates delivered in connection herewith contains any untrue statement of a Material fact or omits to state a Material fact necessary to make the statements herein or therein not misleading in light of the circumstances under which they were made.

(l)         Title to Property and Assets. The property and assets owned by Company are owned solely by Company free and clear of all mortgages, liens, loans and encumbrances. With respect to Company’s leased property and assets, Company is in compliance with the applicable leases in all Material respects and, to Company’s knowledge, it holds valid leasehold rights in and to such leased property and assets. There are no financing statements reflecting the perfection of any security interest in favor of any creditor other than Lender covering all or any part of Company’s assets in existence or on file in any public office other than those representing the Permitted Liens.

(m)       Name and Location of Company. Company has provided to Lender in writing its legal name, state of organization, entity type, and chief executive office address. Company maintains all of its books and records regarding its assets at its chief executive office. Company has such business and financial experience as is necessary to enable it to protect its interests in connection with the transactions contemplated by this Agreement.

(n)        Collateral. Company has full power and authority to create a first-priority lien on the Collateral pursuant to this Agreement and no disability or contractual obligation exists that would prohibit Company from pledging the Collateral pursuant to this Agreement. There are no subscriptions, warrants, rights of first refusal, or other restrictions on transfer relative to, or options exercisable with respect to, the Collateral. The Collateral is not the subject of any present or threatened suit, action, arbitration, administrative or other proceeding, and Company does not know of any reasonable grounds for the institution of any such proceedings. The Collateral consisting of equipment and inventory is in good operating condition and repair, subject to ordinary wear and tear, and Company has made all economically reasonable and necessary repairs thereto. The Collateral consisting of inventory is of good and marketable quality, free from defects, except for inventory for which adequate reserves have been made in accordance with GAAP.

(o)        Intellectual Property. Company owns or is a licensee of all intellectual property rights used in or necessary for the conduct of its business and operations, as currently conducted and as proposed to be conducted, or that are Material to the condition (financial or otherwise), business, or operations of Company.

(p)        Suppliers. None of the suppliers of Company have indicated to Company that they intend to terminate, discontinue, or materially reduce their business relationship with Company. There have been no developments with any suppliers of Company that may serve as the basis for such supplier to Materially change its relationship with Company. Company does not have any overdue payables to any supplier for services, materials, equipment or other products previously provided to Company.

(q)        Ordinary Course of Business. Company intends to run its business in the ordinary course of business and will continue to use commercially reasonable efforts to preserve substantially intact the business organization and assets of Company and preserve the current relationships of Company with customers, suppliers and other persons with which Company has significant business relations. Company does not have any current intention to make, nor is Company evaluating or contemplating making, any Material changes to its business, including its business model, pricing model, or product offering.

(r)        Recent Developments. As of the Effective Date, (i) all actions by Company necessary to authorize the execution, delivery and performance of the Transaction Documents have been taken (including the adoption of appropriate resolutions of the Governing Body), (ii) no Event of Default has occurred, and (iii) Company has not incurred any additional Indebtedness since the Term Sheet Date other than the PPP Indebtedness.

3.2         Representations and Warranties of the Key Person. As a material inducement to Lender to enter into this Agreement and to make one or more Advances to Company, the Key Person hereby represents and warrants to Lender:

(a)        Financial Interest. The Key Person has a financial interest in Company and will receive a direct or indirect financial and other benefit from this Agreement and the Advances made to Company hereunder.

(b)        Non-Contravention. The execution, delivery and performance by the Key Person of this Agreement and the consummation of the transactions contemplated hereunder do not, and will not, contravene or conflict with any law, statute or regulation whatsoever to which the Key Person is subject or constitute a default (or an event which with notice or lapse of time or both would constitute a default) under, or result in the breach of, any court order, indenture, mortgage, deed to secure debt, deed of trust, trust deed, charge, lien, or any contract, agreement or other instrument to which the Key Person is a party or which may be binding on or applicable to the Key Person. This Agreement is a legal, valid and binding obligation of the Key Person and is enforceable in accordance with its terms, except to the extent that enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws of general application relating to or affecting the enforcement of the rights of creditors and by general principles of equity.

(c)        Authorization. No authorization or approval or other action by, and no notice to or filing with, any governmental authority or any Person (other than those that have been duly obtained or made and which are in full force and effect) is required for the consummation of this Agreement or the execution, delivery or performance by the Key Person of this Agreement.

(d)        Financial Condition; Litigation. There has been no material adverse change in the net worth, assets, financial condition, or prospective financial position of the Key Person since the Term Sheet Date. No litigation, investigation, or proceeding of or before any arbitrator, court or governmental authority is pending or, to the knowledge of the Key Person, threatened by or against the Key Person or against any of the Key Person’s assets.

(e)        Accuracy of Information. None of the factual information heretofore or contemporaneously furnished in writing to Lender by or on behalf of the Key Person in connection with this Agreement or any of the Transaction Documents contains any untrue statement of a material fact, or omits to state any material fact necessary to make any information not misleading, and no other factual information hereafter furnished in connection with this Agreement or any of the Transaction Documents by or on behalf of the Key Person to Lender will contain any untrue statement of a material fact or will omit to state any material fact necessary to make any information not misleading on the date as of which such information is dated or certified.

ARTICLE 4
CLOSING

4.1         Closings. The closing of the Initial Advance pursuant to this Agreement (the “Closing”) shall take place at the offices of Fredrikson & Byron, P.A., 200 South Sixth Street, Suite 4000, Minneapolis, MN 55402-1425, by an electronic exchange of executed counterpart copies of this Agreement and the other Transaction Documents between counsel for Company and Lender. At the Closing, Company and Lender shall exchange signature pages to this Agreement by facsimile, portable document format (.pdf), DocuSign or other electronic transmission, and Lender will thereafter make the Initial Advance. Lender shall also pay the Warrant purchase price pursuant to Article 9 to Company. Distributions of proceeds of the Initial Advance pursuant to this Section 4.1 shall be made by wire transfer and, in Lender’s sole discretion, are subject to off-set of the Company’s Share of Transaction Costs.

4.2         Lender’s Conditions to Closing. Lender’s Advances pursuant to this Agreement are subject to the condition that on or before the Closing, Lender has received evidence of the following actions and or executed original copies of the following documents, in form and substance satisfactory to Lender:

(a)        a Non-Solicitation and Confidential Information Agreement from the Key Person;

(b)        a Warrant in the form attached as Exhibit A;

(c)        a Subordination Agreement with McKesson Corporation;

(d)        a copy of resolutions duly adopted by the board of directors (the “Governing Body”) of Company authorizing this Agreement and the transactions contemplated hereby;

(e)        a Certificate of Perfection from Company in the form provided by Lender to Company; and

(f)         a copy of Company’s current operating budget including, without limitation, projected revenues, expenses, wages, and uses of loan proceeds, and if applicable, approved by Company’s Governing Body.

4.3         Subsequent Closings. The closing of each Subsequent Advance pursuant to this Agreement, if any (each, a “Subsequent Closing”) shall take place at the offices of Fredrikson & Byron, P.A., 200 South Sixth Street, Suite 4000, Minneapolis, MN 55402-1425 by electronic exchange of documents deemed necessary by Lender in connection with such Subsequent Closing, including a Subsequent Closing certificate from a Key Person in form and substance satisfactory to Lender certifying that the conditions to the Subsequent Advance set forth on Schedule 2.1(b) have been satisfied and Company shall execute and deliver to Lender any other agreement or document as reasonably requested by Lender to consummate the transactions contemplated by this Agreement in connection with such Subsequent Closing.

ARTICLE 5
AFFIRMATIVE COVENANTS

Unless otherwise agreed in writing by Lender, Company shall, so long as any of the Obligations remain unsatisfied, comply with the covenants in this Article 5.

5.1         Financial Information, etc. Upon request from Lender, Company will furnish to Lender copies of the following financial statements, reports and information:

(a)        as soon as available and in any event within 120 days after the end of each fiscal year of Company, a copy of its annual consolidated financial statements (balance sheet, cash flow statement and income statement), detailed on a monthly basis, which will be reviewed (or audited if Company has its financial statements audited by Company’s accounting firm) (the “Financial Statements”) and prepared in all Material respects, in accordance with GAAP, as well as a complete version of Lender’s required annual operational survey;

(b)        as soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year of Company, a copy of Company’s consolidated quarterly Financial Statements from the beginning of such fiscal year to the end of such quarter, detailed on a monthly basis, prepared by Company’s accounting firm, in all Material respects, in accordance with GAAP, except for the presence of footnotes and subject to normal year-end adjustments;

(c)        with each quarterly and annual financial statement or report required by Sections 5.1(a) and 5.1(b), a certificate signed by the Chief Executive Officer or any Key Person of Company stating that, to the best of his or her knowledge after reasonable investigation, no Event of Default has occurred and is continuing with respect to Company, or if an Event of Default has occurred and is continuing, a statement of the nature thereof and the action which Company proposes to take with respect thereto;

(d)        copies of all reports that Company sends to any of its equity holders (as an equity holder) promptly after the sending or filing thereof;

(e)        within 45 days of the conclusion of each calendar year, Company’s consolidated annual operating and capital expenditure budgets and cash flow forecast for the following year presented on a monthly basis;

(f)         within five days of receipt by, or delivery to, copies of all material notices to or from any other lender to Company;

(g)        within 10 days of filing with the applicable taxing authority, a copy of all tax returns; and

(h)        such other information and financial reports with respect to the Collateral, the Key Person and/or the financial condition and operations of Company as Lender may reasonably request, and, when so requested, Company will make available for inspection and copy by duly authorized representatives of Lender, any of Company’s books and records; and

(i)         as soon as available and in any event within 30 days after the end of each calendar month, a copy of Company’s monthly consolidated Financial Statements as of the end of such month prepared by Company, in all Material respects, in accordance with generally accepted accounting principles, except for the omission of footnotes and subject to normal year-end adjustments.

5.2         Maintenance of Corporate Existence and Properties.

(a)       Company will at all times do or cause to be done all things necessary to maintain, preserve and renew its charter and its leases, privileges, franchises, qualifications and rights that are necessary or useful in the ordinary conduct of its business, and conduct its business as presently conducted in an orderly and efficient manner in accordance with good business practices;

(b)       Company will provide or cause to be provided for itself insurance against loss or damage of the kinds customarily insured against by businesses similarly situated and located, with reputable insurers, in such amounts, with such deductibles and by such methods as are adequate in the judgment of Company’s Governing Body, and in any event in amounts not less than amounts generally maintained by other companies of similar size engaged in similar businesses;

(c)       Company will keep true books of records and accounts in which full and correct entries will be made of all its business transactions, and will reflect in its financial statements adequate accruals and appropriations to reserves, all in accordance with generally accepted accounting principles; and

(d)       Company will comply in all Material respects with all applicable laws, statutes, rules, regulations, orders and restrictions in respect of the conduct of its business and the ownership of its properties, except such as are being contested in good faith.

5.3         Payment of Indebtedness, Taxes and Claims. Company will pay (a) its Indebtedness, the Obligations, and all other obligations promptly and in accordance with their terms; (b) file all tax returns and reports which are required by law to be filed by it; (c) pay before they become delinquent, all taxes (including payroll taxes), assessments and governmental charges and levies imposed upon it or its property; and (d) pay all claims or demands of any kind (including but not limited to those of suppliers, mechanics, carriers, warehousemen, landlords and other like persons) which, if unpaid, might result in the creation of a lien upon its property other than a Permitted Lien.

5.4         Nature of Relationship. Lender is entering into this Agreement and making one or more advances to Company based on its confidence in the Key Person and the Key Person’s integrity and ability to manage Company. Given the Key Person’s experience and expertise operating Company and his greater access to information, Lender is entrusting the Key Person with broad discretion in the control and management of Company. Lender is dependent upon Company and thus the Key Person for repayment and satisfaction of all Obligations. The Key Person acknowledges Lender’s confidence in him/her and hereby agrees to act with the utmost good faith for the benefit of Lender.

5.5         Litigation and Other Notices. Company and/or the Key Person shall furnish to Lender written notice of the following promptly after any officer (or similar) of Company becomes aware of the same:

(a)       any Event of Default or the occurrence of any event or condition that would likely result in an Event of Default, specifying the nature and extent thereof and the corrective action (if any) proposed to be taken with respect thereto; provided, however, that Company shall provide written notice to Lender not later than 48 hours prior to the occurrence of an Event of Default described in Section 7.3 of this Agreement;

(b)       the filing or commencement of, or receipt of notice of intention of any Person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any governmental authority, against Company which has had or would likely have a Material Adverse Effect;

(c)       any development, event or condition affecting or relating to Company that has had, or would likely have, a Material Adverse Effect; provided, however, notice for events which occur on a frequent basis may be aggregated into one monthly or quarterly notice as agreed upon in writing by Lender; and

(d)       the issuance by any governmental authority of any injunction, order or decision, or the entry by Company into an agreement with any governmental agency, Materially restricting the business of Company or concerning any Material business practice of Company; provided, however, notices regarding regulatory changes will be provided only quarterly.

5.6         Inspection. Company shall permit Lender, at Lender’s expense, to visit and inspect Company’s properties; examine its books of account and records; and discuss Company’s affairs, finances, and accounts with its officers during normal business hours of Company as may be reasonably requested by Lender; provided, however, that Company shall not be obligated pursuant to this Section 5.6 to provide access to any information that it reasonably and in good faith considers to be a trade secret or confidential information (unless covered by an enforceable confidentiality agreement, in form acceptable to Company) or the disclosure of which would or could reasonably be expected to adversely affect the attorney-client privilege between Company and its counsel.

5.7         Audit Right.

(a)       Upon reasonable advance notice from Lender, Company shall, not more than once every 12 months, make the financial books and records of Company available to Lender and its designated representatives for review and audit so that Lender may verify (i) the amount of payments made by Company to Lender and (ii) the aggregate Revenues. Lender shall provide the full written results of such review and audit to Company within 10 days after the completion of such review and audit. Subject in each case to Section 5.7(b), in the event that a review and audit by Lender or its designated representatives results in a determination that the amounts that were paid to Lender (A) were underpaid by less than 10%, Company shall pay to Lender the amount unpaid plus interest at the rate of 1% per month on the amount unpaid, but Lender shall bear all of the costs, fees and expenses incurred by Lender as a result of the review and audit or (B) were underpaid by 10% or more, Company shall pay to Lender, in addition to the amount unpaid plus interest at the rate of 1% per month on the amount unpaid, all of the reasonable third-party costs, fees and expenses actually incurred by Lender as a result of the review and audit.

(b)       Notwithstanding the foregoing, if Company disputes or disagrees with any of the results of Lender’s review and audit, Company may deliver to Lender, within 15 days of its receipt of the written results of Lender’s review and audit, a written dispute notice of its specific objections to Lender’s review and audit (a “Dispute Notice”). Upon the delivery by Company of a Dispute Notice, Company and Lender shall in good faith, and in consultation with their respective accountants, work together to resolve all disputed issues set forth in such Dispute Notice. To the extent that the disputed items set forth in the Dispute Notice remain unresolved after 20 business days following the receipt of the Dispute Notice, Company and Lender shall submit such unresolved items to an accounting firm of national or regional reputation that is mutually agreed upon by Company and Lender (the “Accountants”). If the issues in dispute are submitted to the Accountants for resolution: (i) Company and Lender shall each furnish to the Accountants such documents and information relating to the disputed issues as the Accountants may reasonably request and are available to that party and shall be afforded the opportunity to present to the Accountants any material relating to the review and audit in question and to discuss such review and audit with the Accountants; (ii) the determination by the Accountants of the actual amounts that should have been paid to Lender during the period subject to review and audit (the “Settled Audit Amount”), as set forth in a notice delivered to both parties by the Accountants within 30 days of the Accountants’ engagement, will be binding and conclusive on the parties; and (iii) Company and Lender shall bear the costs, fees and expenses of the Accountants for such determination in the same manner they would bear the costs, fees and expenses of Lender for the review and audit in accordance with Section 5.7(a). Within 10 business days following the determination of the Settled Audit Amount, the appropriate payments shall be made by Company, if any, in accordance with Section 5.7(a), based solely on the Settled Audit Amount.

5.8         Subsidiaries and Related Businesses. Company shall cause all of the Related Businesses to comply with the provisions of Article 5 and Article 6. Company shall deliver prior written notice to Lender of the formation or acquisition of any subsidiary and/or purchase of equity investment or lending or advancing of funds to any other entity. All such subsidiaries of Company and Related Businesses shall execute and deliver to Lender such joinders, pledge agreements and other documents as Lender requests.

5.9         Further Assurances.

(a)       Company will at any time or times promptly execute and shall cause any Related Business to promptly execute, such instruments and perform such acts as Lender may reasonably request to establish and maintain an attached and perfected security interest in the Collateral and will pay all costs of filing and recording.

(b)       Company will reimburse Lender for all reasonable costs, fees and expenses (including attorneys’ fees) for the perfection and the continuation of the perfection of Lender’s security interest in the Collateral and the cost of any terminations, extensions, renewals, amendments and releases thereof, and shall promptly pay all reasonable costs, fees and expenses of any record searches for financing statements Lender may reasonably require.

5.10       Records Regarding Collateral. Company shall maintain all records, instruments or other documentation evidencing or otherwise relating to the Collateral at Company’s chief executive office and will not (a) remove any part thereof, or (b) change Company’s name, state of organization, or location of its chief executive office, without the prior written consent of Lender (which consent shall not be unreasonably withheld or delayed).

5.11       Company Bank Account. Company shall use its best efforts to: (a) maintain a banking relationship with Company Bank or other qualified commercial bank; (b) ensure that all payments to Company from whatever source shall be deposited into Company account described in Schedule 5.11, or successor account thereto; (c) ensure that such account has a balance in excess of the amount due to Lender on each date that a payment pursuant to this Agreement is due; and (d) ensure that the Applicable Revenue Percentage is transferred to Lender Account on a monthly basis in accordance with this Agreement. Company shall within five business days notify Lender in writing of any change in its banking relationship (whether such change is within Company’s current bank or to another bank) and shall provide Lender with new contact information and account details for all new bank accounts.

5.12       Key Person Insurance; Background Check. Within 60 days following the Effective Date, Company shall hold from one or more “A or better” insurers, “key-person” life insurance on the Insured Executive(s) in the Insurance Amount and on other terms and conditions reasonably acceptable to Lender and Company. The key-person policy, whether obtained prior to or following the Effective Date, shall be collaterally assigned to Lender, name Lender as loss payee, and continuously maintained in force and shall not be cancelable by Company without prior approval from Lender prior to full satisfaction of the Obligations. If at any time following such 60 day period Company does not hold a key-person policy in compliance with the preceding two sentences, Lender may obtain a key-person policy as owner and beneficiary on the life of the Insured Executive(s) in the Insurance Amount. Insured Executive(s) and Company shall fully cooperate with Lender in obtaining such policy and Company shall reimburse Lender for all related fees and expenses. All or any portion, in Lender’s sole discretion, of the insurance proceeds received by Lender as loss payee or beneficiary on any one or more key-person life insurance policies shall be applied against the outstanding Obligations with the excess being returned to the insurance company for redistribution. Proceeds of key-person life insurance policies received by Company while any Obligations are outstanding will, in the sole discretion of Lender, be used, in whole or in part, to satisfy the Obligations. Failure to obtain key-person insurance within such 60 day period will be considered an Event of Default under Section 7.2 of this Agreement. It is further agreed that prior to any person assuming any office, position, or responsibilities currently held by the Key Person, Company will use commercially reasonable efforts to ensure that such person provides Lender with written authorization to conduct a background check within 30 days after such person’s appointment; provided that such background check shall only be for informational purposes and shall not give Lender any rights to veto such replacement Key Person. Failure by such person to provide written consent within such 30 day period will be considered an Event of Default under Section 7.2 of this Agreement.

5.13       Compliance. Company shall comply with the requirements of all applicable state and federal laws, and of all rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject.

5.14       Government Regulation. Company will not be or become subject at any time to any law, regulation, or list of any government agency (including, without limitation, the U.S. Office of Foreign Asset Control list) that prohibits or limits Lender from making any advance or extension of credit to Company or from otherwise conducting business with Company, or fail to provide documentary and other evidence of Company’s identity as may be requested by Lender at any time to enable Lender to verify Company’s identity or to comply with any applicable law or regulation, including, without limitation, Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318.

5.15       Annual Survey. Company shall complete Lender’s annual compliance survey within 30 days of receipt of such compliance survey from Lender by Company for the applicable year. For each time Company fails to submit an annual compliance survey within 30 days after the date on which it is due, Company will automatically, and without notice from Lender, be assessed a $500 service charge and each such service charge will bear interest at the rate set forth in Section 12.7 from the date such service charge arises (i.e., 30 days after delivery of the compliance survey by Lender (or its representatives) to Company).

5.16       Expenses Related to Non-Compliance with Covenants. If after five days’ notice from Lender, Company fails to comply with any one or more of the covenants provided for in this Agreement, Lender may, but has no obligation to, take such reasonable actions as Lender, in its sole discretion, deems appropriate to ensure Company remains in or returns to compliance with this Agreement and to protect Lender’s interest under this Agreement, including without limitation, paying premiums, taxes, unpermitted Indebtedness and/or judgments. Company shall thereafter promptly reimburse Lender for all reasonable costs, fees and expenses incurred by Lender in connection therewith together with interest at the rate set forth in Section 12.7 from the date of disbursement.

5.17       Registration of Intellectual Property Rights. Company will register with the United States Patent and Trademark Office or the United States Copyright Office its intellectual property rights including revisions or additions thereto with any product before the sale or licensing of the product to any third party, in each case to the extent registrable and the Governing Body of Company in good faith deems appropriate for the development of Company’s business and in the best interest of Company and its equity holders. To the extent that the Governing Body of Company in good faith determines appropriate for the development of Company’s business and in the best interests of Company and its equity holders, Company will: (i) protect, defend, and maintain the validity and enforceability of the intellectual property rights and promptly advise Lender in writing of any known or claimed infringements thereof, and (ii) not allow any intellectual property rights to be abandoned, forfeited or dedicated to the public without Lender’s prior written consent.

5.18       Monthly Questionnaires. On or before each Payment Date, Company shall accurately and fully complete and submit Lender’s online financial data questionnaire reporting the information requested by Lender about the most recently completed month (each, a “Monthly Questionnaire”). If any Monthly Questionnaire due pursuant to this Agreement is not submitted within 30 days of its due date, then Company will be assessed on the following day, automatically and without notice from Lender, a $500 service fee payable to Lender (or other loan servicing agent). All service fees for late Monthly Questionnaires are due on the day that they arise. Successive service fees will be charged and due on the 15th day of each month until Company has submitted all past due Monthly Questionnaires. All service fees will bear interest at the rate set forth in Section 12.7 from the date they arise.

5.19       Retirement of Promissory Notes. Lender acknowledges that Company currently is in default under the Cray Note and Upadhyay Note. Within seven calendar days after Closing, Company shall pay in full the outstanding principal balance and accrued interest under the Cray Note and Upadhyay Note and deliver evidence satisfactory to Lender that the notes have been paid in full.

5.20       Kabbage Loan UCC-3 Termination Statements. As soon as reasonably practicable after Closing, Company shall deliver copies of filed UCC-3 termination statements regarding the liens granted by Company to Celtic Bank under the Kabbage Business Loan Agreement ($62,100) dated January 29, 2020 and the Kabbage Business Loan Agreement ($100,000) dated October 17, 2019.

5.21       PPP Indebtedness. Company must take all actions necessary to preserve its eligibility for 100% loan forgiveness with respect to the PPP Indebtedness under the CARES Act (as may be amended, supplemented, or otherwise modified after the date hereof), including without limitation using, and properly documenting and reporting its use of, the proceeds of the PPP Indebtedness for payroll and other costs eligible for loan forgiveness under the CARES Act. In addition, Company must request the maximum eligible amount of loan forgiveness from Silicon Valley Bank promptly after becoming eligible under applicable Small Business Administration regulations and guidance.

ARTICLE 6
NEGATIVE COVENANTS

Unless otherwise agreed in writing by Lender, Company and each Related Business shall, so long as any of the Obligations remain unsatisfied, comply with the covenants in this Article 6.

6.1         Indebtedness.

(a)         Company will not (i) create, incur, assume, guarantee, or otherwise become liable for any Indebtedness after the date of this Agreement, or (ii) create any lien, security interest, mortgage or pledge of its assets. Notwithstanding the preceding sentence, during any period of time in which Company is not in default on any Senior Indebtedness and no Event of Default exists, Company may create Permitted Indebtedness and Permitted Liens.

(b)         Without the prior written approval of Lender, Company will not (i) increase the advance rate or interest rate in respect of any Indebtedness, (ii) increase the maximum principal amount of any Indebtedness, or (iii) shorten the dates upon which payments of principal or interest of any Indebtedness are due.

6.2         Restricted Payments.

(a)         Company and the Related Business will not, at any time, make or become obligated to make, directly or indirectly, any: (i) payment or distribution in respect of any capital stock, units or other equity interests in Company; (ii) payment or distribution on account of the purchase, repurchase (other than repurchases of unvested capital stock from employees, consultants and advisers at the original purchase price paid by such persons), redemption or other retirement of any capital stock, units or other interests in Company; (iii) loans, advances or payments to any affiliate, stockholder, or member, including, without limitation, any officer or member of the Governing Body of Company or any Related Business; and/or (iv) investment in third parties other than in money market funds for purposes of cash management.

(b)         Notwithstanding Section 6.2(a), Company may pay reasonable compensation (including reasonable salary, bonus and equity compensation for a company of similar size, financial condition, location and industry), reimburse expenses incurred on behalf of Company, and, if Company is, for tax purposes, a partnership (including a limited liability company taxed as a partnership) or Subchapter S corporation, distributions in such amounts as reasonably determined to be necessary to allow equity holders to pay federal, state and local income taxes with respect to the income allocated to such equity holder from Company with respect to the applicable tax year.

6.3         Ownership; Maintenance of Collateral. Company shall not (i) transfer or otherwise dispose of all or any portion of the Collateral, other than in the ordinary course of business, (ii) enter into any lease or license for the use of the Collateral without fair and reasonable consideration, or (iii) waive, forgive, release, amend, terminate or fail to enforce any material amount owed to Company or other right held by Company. Company shall keep the Collateral free and clear of all levies, attachments, liens, charges, encumbrances and security interests of every kind or character (except for the security interest granted to Lender hereunder and except for Permitted Liens). Company shall promptly pay and discharge when due all license fees, registration fees, taxes, assessments and other charges which may be levied upon or assessed against the ownership, possession or uses of the Collateral or any portion thereof, except as otherwise permitted in this Agreement. Company shall keep accurate and complete records of the Collateral and shall, upon Lender’s reasonable request, promptly affix on any Collateral constituting chattel paper, a notice, in form satisfactory to Lender, of Lender’s security interest created hereunder. Company shall use commercially reasonable efforts to maintain all Collateral in good working order, subject to ordinary wear and tear, and, with respect to intellectual property, make such filings, prosecute such applications, pay necessary fees (including maintenance fees), and take such other actions as necessary to properly maintain and protect Company’s intellectual property rights. For the avoidance of doubt, Company shall not, without Lender’s prior written consent, sell or otherwise transfer or cease operations of any business unit, operating division, or other Material portion of Company’s business operations.

6.4         New Subsidiaries. Company will not create or permit to exist any new subsidiary or joint venture. If Lender consents to the formation of any subsidiary or joint venture after the date of this Agreement (each, an “Approved Subsidiary”), then such Approved Subsidiary (a) shall execute and deliver the joinder contemplated by Section 5.8 hereof and (b) will be considered a guarantor of Company’s Obligations hereunder. By executing and delivering the joinder required under clause (a) above, such Approved Subsidiary will be deemed to have granted a security interest as contemplated under Section 2.4 of this Agreement in all of such Approved Subsidiary’s assets and Lender will be permitted to take such actions and make such filings as are contemplated in Section 2.4 of this Agreement with respect to such Approved Subsidiary.

6.5         Related Party Transactions. Company will not enter into any agreement with a Related Business or any officer, director or employee of Company or a Related Business, or any member of the immediate family of any such officer, director or employee, or any entity in which any of such persons owns any beneficial interest (other than a publicly traded business of which any of the foregoing persons or entities owns less than 2% of the outstanding voting securities thereof).

ARTICLE 7
EVENTS OF DEFAULT

The term “Event of Default” means the occurrence of any one or more of the following events:

7.1         Payment of Obligations. The failure or refusal of Company to pay any portion of the Obligations on the due date in accordance with the terms of the Transaction Documents (each, a “Payment Event of Default”); provided that, subject to Section 8.2 and Section 12.7 hereof, Company will have 15 days following the due date thereof to cure any such Payment Event of Default.

7.2         Other Covenants. The failure or refusal of Company to punctually and properly perform, observe and comply with any Material affirmative covenant, agreement or condition contained in any of the Transaction Documents and such failure continues for a period of 30 days after the earliest of: (a) the date Company gives notice of such failure to Lender; (b) the date Company should have given notice of such failure to Lender pursuant to this Agreement; and (c) the date Lender gives notice of such failure to Company; provided, there will be no cure period for (i) any breach of any negative covenant contained in any of the Transaction Documents, (ii) the Events of Default provided in Section 7.3, (iii) failure to obtain “key person” insurance within the time period prescribed by Section 5.12 of this Agreement, or (iv) failure to obtain written consent to a background check within the time period prescribed by Section 5.12 of this Agreement.

7.3         Bankruptcy; Insolvency.

(a)       Company commences a voluntary case under Title 11 of the United States Code as now or hereafter in effect, or any successor thereto;

(b)       an involuntary case under Title 11 of the United States Code is commenced against Company and the petition is not dismissed within 30 days after commencement of the case;

(c)       a custodian is appointed for, or takes charge of, all or any substantial part of the property of Company;

(d)          Company commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to Company;

(e)          Company fails to pay, or states that it is unable to pay, or is unable to pay, its debts generally as they become due; or

(f)           Company ceases or substantially changes or reduces its operations.

7.4         Judgments. A judgment for the payment of money in excess of $150,000 is rendered against Company, and such judgment remains unpaid or undischarged for more than 30 days from the date of entry thereof or such longer period during which execution of such judgment is stayed during an appeal from such judgment.

7.5         False Statement. Any representation or warranty made by or on behalf of Company in this Agreement or any other Transaction Documents or in any certificate, statement, report or document herewith or hereafter furnished to Lender pursuant to this Agreement or any other Transaction Documents shall prove to have been false or misleading in any Material respect on the date as of which the facts set forth are stated or certified, if the facts are not remedied to reflect the representation or warranty made within 30 days of any officer of Company becoming aware of such false or misleading representation or warranty.

7.6         Key Person Events.

(a)          Without written consent of Lender, the Key Person:

(i)       ceases full-time employment with Company other than for reason of death or disability;

(ii)      provides services to a business that is competitive with Company;

(iii)     improperly uses intellectual property or confidential information of Company for the benefit of any Person other than Company; or

(iv)      violates any provision of his or her Non-Solicitation and Confidential Information Agreement.

(b)            If an Event of Default under Section 7.6(a)(i) occurs, Company and Lender will use their commercially reasonable efforts to identify a mutually acceptable replacement Key Person, and Company will cause such replacement Key Person to promptly execute a joinder to this Agreement and to enter into a Non-Solicitation and Confidential Information Agreement in substantially the same form as is delivered by the Key Person pursuant to Section 4.2(a) hereof (if not previously executed by such replacement Key Person). The replacement Key Person will be required to fulfill the duties and obligations of the Key Person set forth in this Agreement. Company will not, without Lender’s prior written consent, hire or compensate a replacement Key Person on terms substantially different from those applicable to the prior Key Person. Additionally, Company shall obtain “key-person” life insurance in the amount required under Section 5.12 hereof within 60 days of the date on which the Key Person is mutually agreed upon by Company and Lender. Failure to obtain such “key-person” life insurance within such 60 day period will constitute an Event of Default under Section 7.2 of this Agreement.

7.7         Cross Default. (a) The maturity of any Indebtedness of Company (other than Indebtedness under this Agreement) owed to Lender that is not paid when due, after giving effect to any grace or cure period, (b) the maturity of any Indebtedness of Company in an aggregate amount equal to or greater than $50,000 owed to others is accelerated, or (c) Company fails to pay any such Indebtedness when due or, in the case of such Indebtedness payable on demand when demanded, after giving effect to any grace or cure period.

7.8         Material Adverse Effect. Any other event that Lender deems in its reasonable discretion to have had a Material Adverse Effect on Company.

ARTICLE 8
RIGHTS AND REMEDIES

8.1         General Remedies. If any Event of Default specified in Section 7.3 shall occur, any commitment to make Advances hereunder shall automatically terminate and all Obligations of Company to Lender hereunder and under the other Transaction Documents shall automatically become immediately due and payable without notice. Upon the occurrence of any Event of Default, Lender may, without notice of any kind (including, without limitation, notice of acceleration or of intention to accelerate, presentment and demand or protest, all of which are hereby expressly waived by Company) do any one or more of the following:

(a)            declare the entire Amount Advanced, Interest and all other Obligations, or any part thereof, immediately due and payable (provided that the Minimum Interest used to determine the Interest in such event will be the maximum Minimum Interest determined in accordance with Schedule 11.3, which will include all actual adjustments to the Minimum Interest in accordance with the terms of this Agreement, but will exclude speculative adjustments);

(b)          terminate any commitment to make Advances hereunder;

(c)          exercise any and all other legal or equitable rights afforded by the Transaction Documents and the laws of the Applicable Jurisdiction or any other jurisdiction as Lender shall deem appropriate, and

(d)          take any action permitted by this Agreement or by applicable law, including the Uniform Commercial Code then in effect in the Applicable Jurisdiction, to satisfy the Obligations of Company owed to Lender, including, but not limited to:

(i)         Without limiting the generality of the foregoing Lender, may, to the fullest extent permitted by applicable law, without notice, hearing or process except as specified below, take possession and maintain control over the Collateral. Within two days following demand by Lender for possession and control of the Collateral following an Event of Default, Company shall, at its sole cost and expense, assemble and turn over to Lender all Collateral of Company and any Related Business then held by Company and/or any Related Business.

(ii)        Lender may in its sole discretion sell the Collateral or any part thereof in one or more parcels at public or private sale, for cash, on credit or for future delivery, and upon such other terms as Lender may deem commercially reasonable, and Lender may purchase all or any part of the Collateral at public or, if permitted by law, private sale, and in lieu of actual payment of such purchase price, may set off the amount of such purchase price against the Obligations. Lender may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, with notice, be made at the time and place to which it was so adjourned. Lender may abandon any such proposed sale. Company acknowledges that any private sales of Collateral effected by Lender may result in terms less favorable to a seller than public sales but Company agrees that such private sales shall nevertheless be deemed commercially reasonable. Company shall pay all costs, fees and expenses incurred by Lender, including reasonable attorney’s fees and court costs, in connection with any such sale.

(iii)       Lender may enter upon and into and take possession of all or such part or parts of the properties owned or occupied by Company, including lands, buildings, equipment and other property as may be necessary or appropriate in the judgment of Lender to permit or enable Lender to complete the processing or collection of all or any part of the Collateral as Lender may elect, and use and operate such properties for such purposes and for such length of time as Lender may deem reasonably necessary or appropriate for such purposes without the payment of any compensation to Company therefor.

8.2         Minimum Interest Multiple Remedies.

(a)         Minimum Interest Increase on Payment Event of Default. Following the occurrence of any Payment Event of Default and in addition to all other rights and remedies provided by this Agreement or applicable law, for each payment not timely made under this Agreement, the applicable Minimum Interest multiple will be increased by 0.015 on the Payoff Date; provided that for the first two Payment Events of Default and for purposes of this Section 8.2 only, Company will have 15 days to cure such instances of a Payment Event of Default without a corresponding increase to the Minimum Interest multiple. The applicable Minimum Interest multiple will be increased regardless of whether Lender notifies Company of any Payment Event of Default. If Company has not fully cured such Payment Event of Default at the end of such 15 day period, the applicable Minimum Interest multiple will increase as described above. Beginning with the third Payment Event of Default and continuing with each Payment Event of Default thereafter, the applicable Minimum Interest multiple will increase by 0.015 on the Payoff Date upon the occurrence of each such Payment Event of Default regardless of whether or not such Payment Event of Default is subsequently cured.

(b)         [Intentionally omitted.]

(c)         Indebtedness. During the term of this Agreement, in addition to all other rights and remedies provided by this Agreement or applicable law, for each instance of noncompliance with Section 6.1 of this Agreement (an “Additional Indebtedness Breach”), the greater of the following remedies (in terms of dollar amount) will be applied automatically and regardless of whether Lender notifies Company of the Additional Indebtedness Breach: (i) the applicable Minimum Interest multiple will increase by 0.10 on the Payoff Date or (ii) Company will be assessed a service fee equal to 50% of the principal amount of the unauthorized Indebtedness incurred by Company.

(d)         Increases Cumulative. For the avoidance of doubt, any increases to the Minimum Interest made pursuant to this Section 8.2 will be cumulative and will apply throughout the remainder of the term of this Agreement for all periods set forth in the table on Schedule 11.3.

8.3         Notice of Sale. If any notification of intended disposition of any of the Collateral is required by law, such notification will be deemed reasonably and properly given if provided in accordance with Section 12.6 at least 10 days before such disposition, postage prepaid, addressed to Company at the address set forth in the introduction to this Agreement. Such disposition shall be established by affidavit of a representative of Lender, receipts or other reasonable method.

8.4         Remedies Cumulative; No Waiver. The rights and remedies of Lender hereunder are cumulative and nonexclusive and the exercise of any one or more of the remedies provided for herein or under applicable law shall not be construed as a waiver of any of the other remedies of Lender so long as any part of the Obligations remain unsatisfied. No failure on the part of Lender to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy by Lender preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

8.5         Application of Proceeds. Any payments or proceeds received by Lender from the Collateral shall be applied to the payment of costs, fees and expenses incurred by Lender in connection with performing, managing, maintaining or selling the Collateral, including reasonable attorneys’ fees and expenses, and the balance, if any, shall be applied by Lender to payment of the Obligations, in order of application as Lender shall reasonably determine.

8.6         Notice to Account Debtors. Upon the occurrence and during the continuance of (a) any Event of Default under Section 7.3, or (b) upon any other Event of Default (provided Lender has declared all Obligations immediately due and payable following such Event of Default), Lender may notify any or all account debtors of the existence of Lender’s security interest in the Collateral and require such account debtors to pay or remit all sums due or to become due directly to Lender or its nominee.

8.7         Performance by Lender. If Company does not perform any covenant, duty or agreement in accordance with the terms of the Transaction Documents, Lender may, at its option, perform or attempt to perform, such covenant, duty or agreement on behalf of Company. In such event, any amount expended by Lender in such performance or attempted performance will be payable by Company to Lender on demand, will become part of the Obligations and will bear interest at the rate set forth in Section 12.7 from the date of such expenditure by Lender until paid. Notwithstanding the foregoing, it is expressly understood that Lender does not assume and will never have, except by express written consent of Lender, any liability or responsibility for the performance of any covenant, duty or agreement of Company. Lender will have (and is hereby granted in such event) a royalty-free license to use intellectual property rights of Company to complete production of, advertisement for, and disposition of any Collateral and Lender will have a license to enter into, occupy, and use Company’s premises and the Collateral without charge to exercise any of Lender’s rights or remedies under this Agreement or under any other Transaction Document.

8.8         Delegation of Duties and Rights. Lender may perform any of its duties or exercise any of its rights under the Transaction Documents by or through its officers, members of its Governing Body, employees, attorneys, agents or other representatives.

8.9         Expenditures by Lender. Company shall indemnify Lender for all court costs, attorneys’ fees, other costs of collection and other sums spent by Lender pursuant to the exercise of any right (including, without limitation, any effort to collect amounts due or otherwise enforce this Agreement) provided herein. All such amounts will be payable to Lender on demand and will bear interest at the rate set forth in Section 12.7 from the date spent until the date repaid.

8.10       Lender’s Authority. Lender has the authority, but is not obligated to:

(a)        place on any chattel paper received as proceeds a notation or legend showing Lender’s security interest;

(b)        demand, collect, receive and receipt for, compound, compromise, settle and give acquittance for, and prosecute and discontinue any suits or proceedings in respect of any or all of the Collateral in the name of Company;

(c)        upon prior written notice to Company, take any action which Lender may deem necessary or desirable in order to realize on the Collateral, including, without limitation, performance of any contract and endorsement in the name of Company of any checks, drafts, notes or other instruments or documents received in payment of or on account of the Collateral; and

(d)        place upon Company’s books and records relating to the Collateral covered by the security interest granted hereby a notation or legend stating that such are subject to a security interest held by Lender.

8.11       Power of Attorney.

(a)        Company hereby irrevocably appoints Lender as its lawful attorney-in-fact, exercisable upon the occurrence and during the continuance of an Event of Default, to: (i) endorse Company’s name on any checks or other forms of payment or security; (ii) sign Company’s name on any invoice or bill of lading for any account or drafts against account debtors; (iii) settle and adjust disputes and claims about the accounts directly with account debtors, for amounts and on terms Lender determines reasonable; (iv) make, settle, and adjust all claims under Company’s insurance policies; (v) pay, contest or settle any lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (vi) transfer the Collateral into the name of Lender or a third party as the UCC permits.

(b)        Company hereby appoints Lender as its lawful attorney-in-fact to sign Company’s name on any documents necessary to perfect or continue the perfection of Lender’s security interest in the Collateral regardless of whether an Event of Default has occurred until all Obligations have been satisfied in full and Lender is under no further obligation to make Advances hereunder.

(c)        Lender’s foregoing appointment as attorney in fact of Company, and all of Lender’s rights and powers, coupled with an interest, are irrevocable until all Obligations have been fully repaid and performed and Lender’s obligation to provide Advances terminates.

8.12       Notification to Company. Lender may, but is under no obligation, to use reasonable efforts to notify Company of any of the foregoing actions by Lender in this Article 8; provided, however, the parties hereto expressly agree that the failure of Lender to provide notice shall not in any way affect or impair any action taken by Lender, it being understood that any absolute obligation of notice is hereby waived by Company.

ARTICLE 9
WARRANT

In consideration for the Initial Advance, Company hereby agrees to sell to Lender for $1,000 to be paid at Closing, a warrant (a “Warrant”) in the form attached as Exhibit A.

ARTICLE 10
INDEMNIFICATION

10.1        Indemnification. Company agrees to indemnify and hold harmless Lender and its successors and assigns, together with any of its officers, members of its Governing Body, shareholders, partners, members, and/or managers (such persons, the “Indemnified Parties”), from and against all losses, damages, liabilities, obligations, costs or expenses (any one such item being herein called a “Loss” and all such items being herein collectively called “Losses”) which are caused by or arise out of, or (in the case of claims asserted against any Indemnified Parties by a third party) alleged to result from, arise out of or have been incurred with respect to, (a) any breach or default in the performance by Company of any covenant or agreement of Company contained in this Agreement, (b) any breach of warranty or inaccurate or erroneous representation made by Company herein or in any certificate or other instrument delivered by or on behalf of Company pursuant hereto, and (c) any and all actions, suits, proceedings, claims, demands, judgments, costs and expenses (including costs and attorneys’ fees) arising out of the foregoing except when such actions, suits, proceedings, claims, demands, judgments, costs and expenses arise as a result of the grossly negligent or intentional actions or omissions of Lender.

10.2        Survival. The indemnification provided in this Article 10 shall only apply, without limitation, to any act, omission, event or circumstance existing or occurring on or prior to the date of payment in full of the Obligations.

ARTICLE 11
DEFINITIONS

“Accountants” has the meaning given in Section 5.7(b).

“Advance(s)” means the Initial Advance, each Subsequent Advance or any one or more of them, if any.

“Advance Period” means each period listed on Schedule 2.1(b) during which Company may receive a Subsequent Advance.

“Amount Advanced” means, as of any date of determination, the aggregate amount of all Advances actually advanced by Lender to Company.

“Applicable Revenue Percentage” means that percentage with respect to any given time as provided for on Schedule 11.1.

“Applicable Jurisdiction” means the State of California.

“Certificate of Perfection” means a Certificate of Perfection in the form provided by Lender to Company.

“Change of Control” means either (a) a merger or consolidation of Company with or into another entity, or other transaction, following which the stockholders of Company immediately prior to such transaction hold securities representing less than a majority of the voting power of the surviving entity or parent of the surviving entity immediately following such transaction, or (b) the sale, lease, license or other disposition of all or substantially all of Company’s assets. Notwithstanding the prior sentence, the sale of Company’s equity securities in a bona fide equity financing transaction shall not be deemed a “Change of Control”.

“Closing” has the meaning given in Section 4.1.

“Collateral” means those assets of Company listed on Schedule 11.2.

“Company Bank” means Silicon Valley Bank.

“Company’s Share of Transactions Costs” means up to $25,000, which may include all or a portion of the legal fees, filing fees, due diligence expenses, and/or other costs or expenses incurred by Lender in connection with the transactions contemplated by this Agreement.

“Cray Note” means the Secured Promissory Note issued by Company to Michael Cray on October 16, 2019 in the original principal amount of $25,000.

“Dispute Notice” has the meaning given in Section 5.7(b).

“Event of Default” has the meaning given in Article 7.

“Financial Statements” has the meaning given in Section 5.1(a).

“Indebtedness” means (a) indebtedness for borrowed money or the deferred price of property or services, and other obligations to pay, (b) obligations evidenced by notes, bonds, debentures or similar instruments and (c) capital lease obligations. For the avoidance of doubt, “Indebtedness” includes, without limiting the foregoing, merchant cash advances, factoring obligations, pre-sale of future accounts receivable and/or purchase orders, credit card advances, and any off-balance sheet arrangements.

“Initial Advance” means $1,000,000, and will be the only Advance unless there are Subsequent Advances.

“Insured Executive(s)” means Cary Breese and any successor Key Person.

“Insurance Amount” means, as of any date of determination, an amount equal to the Amount Advanced.

“Interest” has the meaning given in Section 2.2.

“Key Person” means each of Cary Breese and any successor Key Person.

“Lender Account” means the account with Silicon Valley Bank held in Lender’s name with the account details as set forth in Schedule 2.3(b)(1).

“Lien” means a claim, mortgage, deed of trust, levy, charge, pledge, security interest, or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.

“Material” means material in relation to the properties, business, prospects, operations, earnings, assets, liabilities and/or condition (financial or otherwise) of Company, whether or not in the ordinary course of business.

“Material Adverse Effect” means a Material adverse effect on the properties, business, prospects, operations, earnings, assets, liabilities and/or the condition (financial or otherwise) of Company, whether or not in the ordinary course of business.

“Maturity Date” means the earliest of: (a) September 29, 2024, (b) immediately prior to a Change of Control, and (c) acceleration of the Obligations as provided in Article 8.

“Minimum Interest” means those amounts set forth in Schedule 11.3.

“Minimum Subsequent Advance” means not less than $500,000.

“Minimum Subsequent Advance Deadline” means July 15, 2021.

“Obligations” means the payment when due of the principal amount of all Advances and Interest and all other amounts due under this Agreement when due, whether at maturity, by acceleration, prepayment or otherwise, together with all other costs, fees, expenses, indemnities and reimbursements, as well as all other obligations of Company now or hereafter existing under this Agreement or any other Transaction Document.

“Payment Commencement Date” means May 15, 2020, but only if the Closing has occurred and the Initial Advance has been made to Company prior to such date.

“Payoff Date” has the meaning given in Section 2.3(d).

“Permitted Indebtedness” means those liabilities and Indebtedness listed on Schedule 11.4 attached hereto.

“Permitted Liens” means liens listed on Schedule 11.5 attached hereto.

“Person” means any individual, entity or association.

“PPP Indebtedness” means $533,652 in principal amount of Indebtedness to Silicon Valley Bank in the form of a Small Business Administration Paycheck Protection Program (PPP) loan under the Coronavirus Aid, Relief, and Economic Security (CARES) Act.

“Projected Revenue” means Company’s projected Revenue for the applicable period as outlined in the “Revenue Assumptions” on Schedule 2.3(b)(2).

“promptly” means within 10 calendar days following the applicable event.

“Related Business” means any business (whether operated as a sole proprietorship, partnership, corporation or other entity or association) operating in a market or market segment that is substantially similar to Company’s business or that is a logical extension of Company’s business and which is owned and/or operated by Company (whether or not as a subsidiary), the Key Person, officer, member of its Governing Body, member or manager of Company or any affiliated entities or direct family members of the foregoing; provided, however, a Related Business does not include a publicly traded business of which any of the foregoing persons or entities owns less than 2% of the outstanding voting securities thereof.

“Reported Revenue” means the amount of Revenue reported as being generated by Company during the applicable period as stated in the Monthly Questionnaire(s) delivered by Company to Lender pursuant to Section 5.19.

“Revenue” means all non-financing related cash and cash equivalents (without duplication) received by Company during the applicable period.

“Revenue Loan Amount” means $3,000,000.

“Revenue Test Period” means each 12-month period ending on December 31 during the term of this Agreement (provided, that for the year in which this Agreement is executed, such period means the period from the Effective Date through December 31 of the year of the Effective Date).

“Settled Audit Amount” has the meaning given in Section 5.7(b).

“Senior Indebtedness” means all Indebtedness of Company, now existing or hereafter arising, to McKesson Corporation under the Security Agreement dated on or around December 11, 2015 that is secured by a security interest in Company’s inventory.

“Subsequent Advances” mean all Advances made by Lender to Company following the Initial Advance.

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property or windfall profits taxes, environmental taxes, customs duties, capital stock, franchise, employees’ income withholding, foreign or domestic withholding, social security, unemployment, disability, workers’ compensation, employment-related insurance, real property, personal property, sales, use, transfer, value added, alternative or add-on minimum or other governmental tax, fee, assessment or charge of any kind whatsoever including any interest, penalties or additions to any Tax or additional amounts in respect of the foregoing.

“Term Sheet Date” means April 7, 2020.

“Transaction Documents” means this Agreement, the Warrant, and all exhibits and schedules to this Agreement, as well as all other agreements executed or delivered by Company, any guarantor or party granting security interests or providing credit enhancements in connection with this Agreement, one or more of the Advances or any Collateral for the Obligations.

“Upadhyay Note” means the Secured Promissory Note issued by Company to Mayank Upadhyay on October 16, 2019 in the original principal amount of $100,000;

“Warrant” has the meaning given in Article 9.

ARTICLE 12
MISCELLANEOUS

12.1        Survival and Confirmation of Representations and Warranties. The warranties, representations and covenants of Company and Lender and the indemnification obligations of each party contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing and shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of Lender or Company. All of the representations and warranties set forth herein will be deemed to be repeated and reaffirmed on the day of each Advance.

12.2        Successors and Assigns. Company may not assign its rights or delegate its Obligations under this Agreement without Lender’s prior written consent, except in connection with a Change of Control. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties’ respective successors and assigns. Nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parties hereto or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

12.3        Governing Law. This Agreement is governed by and construed under the substantive laws of the Applicable Jurisdiction without regard to the conflicts of law provisions thereof. The state and federal courts in the Applicable Jurisdiction have exclusive jurisdiction of any and all actions or suits commenced by Lender or Company arising under or with respect to this Agreement.

12.4        Jurisdiction and Venue. Each of Lender and Company irrevocably consents to the exclusive jurisdiction and venue of any court within the Applicable Jurisdiction, in connection with any matter based upon or arising out of this Agreement, the Transaction Documents or the matters contemplated herein or therein, and agrees that process may be served upon them in any manner authorized by the laws of the Applicable Jurisdiction for such persons.

12.5        Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

12.6        Notices. All notices required or permitted hereunder shall be in writing and will be deemed effectively given: (i) upon personal delivery to the party to be notified; (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, if not, then on the next business day; (iii) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the address as set forth on the first page of this Agreement or at such other address as such party may designate by ten days’ advance written notice to the other parties hereto.

12.7        Fees and Expenses. Irrespective of whether the Closing is completed, Company shall pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of this Agreement. If the Closing is completed, Company shall, at the Closing, pay the fees and expenses of Lender (including reasonable fees and expenses of counsel for Lender) up to the Company’s Share of Transaction Costs. Lender will submit an invoice to Company no less frequently than annually for out-of-pocket costs, fees and expenses incurred by Lender in the administration of the transactions contemplated by this Agreement. Following Closing, Company shall promptly reimburse Lender for all reasonable, documented out-of-pocket costs, fees and expenses (including accounting, appraisal, consulting, and attorneys’ fees) incurred by Lender in connection with (a) the administration of the transactions contemplated by this Agreement, (b) any breach or default by Company under the Transaction Documents, and (c) any request by Company to modify or waive the Transaction Documents and otherwise change or affect the rights of Lender or Obligations of Company pursuant to the Transaction Documents. All fees and expenses assessed or incurred by Lender under this Agreement will accrue interest at a rate of 18% from the date reimbursement is requested by Lender. Accrued but unpaid service fees, whether previously noticed or not, will be billed in writing to Company at Lender’s discretion.

12.8        Amendments and Waivers. No failure on the part of Lender to exercise and no delay in exercising any power or right hereunder or under any other Transaction Document shall operate as a waiver thereof; nor shall any single or partial exercise of any power or right preclude any other or further exercise thereof or the exercise of any other power or right. The remedies herein and in any other instrument, document or agreement delivered or to be delivered to Lender hereunder or in connection herewith are cumulative and not exclusive of any remedies provided by law. No notice to or demand on Company not required hereunder shall in any event entitle Company to any other or further notice or demand in similar or other circumstances or constitute a waiver of the right of Lender to any other or further action in any circumstances without notice or demand. No amendment, modification or waiver of any provision of this Agreement or any other Transaction Document or consent to any departure by Company therefrom will be effective unless the same is in writing and signed by Lender and Company.

12.9        Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision will be excluded from this Agreement and the balance of the Agreement will be interpreted as if such provision were so excluded and will be enforceable in accordance with its terms.

12.10      Entire Agreement. This Agreement and the documents referred to herein constitute the entire agreement among the parties and supersede any prior agreements or understandings (whether written or oral) regarding the subject matter hereof.

12.11      Representation of Lender. Lender is an accredited investor as defined in Rule 501(a) of Regulation D and has such business and financial experience as necessary to enable it to protect its interests in connection with the transactions contemplated by this Agreement. Lender has had the opportunity to ask questions and to receive answers and to obtain the information concerning Company and the transactions contemplated by this Agreement that it has deemed material and necessary to evaluate the merits and risks of the transactions contemplated by this Agreement.

12.12      Termination. This Agreement shall terminate upon indefeasible satisfaction of the Obligations, provided, however, Sections 5.1, 5.2, 5.3, 5.5, 5.6, 6.1 and 6.2, shall terminate upon indefeasible payment to Lender in full of the principal amount of all Advances and Interest thereon.

12.13      Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile, portable document format (.pdf), DocuSign or other electronic transmission is equally as effective as delivery of a manually executed counterpart of this Agreement.

12.14      Costs of Enforcement. Company agrees to pay all costs, fees and expenses of enforcement, collection, or preservation of collateral (including reasonable attorneys’ fees) that Lender incurs in connection with any default or Event of Default hereunder (whether before or after any cure). Additionally, Company agrees to pay all costs, fees and expenses (including reasonable attorneys’ fees) that Lender incurs, before or after any default or Event of Default as a result of any litigation or other action in which Lender becomes involved as a party, witness or otherwise as a result of making the Advances evidenced by this Agreement.

12.15      Waiver of Jury Trial. Company hereby knowingly, voluntarily and intentionally WAIVES THE RIGHT TO TRIAL BY JURY in respect of any litigation based herein, arising out of, under or in connection with this Agreement or any other Transaction Document or any course of conduct, course of dealings, statements (whether verbal or written) or acts of either party, or any exercise by any party of their respective rights under this Agreement or any other Transaction Document. Company hereby acknowledges that this waiver of jury trial is a material inducement to Lender in extending credit to Company, that Lender would not have extended credit without this waiver of jury trial, and that Company has had an opportunity to consult with an attorney in connection with this waiver of jury trial and understands the legal effect of this waiver.

12.16      Waiver of Notices and Hearing. Company, by entering into this Agreement and negotiating the terms hereof, voluntarily, intelligently and knowingly waives any rights it may have to demand any notices other than those provided for herein and any right to a hearing as a condition precedent to Lender’s exercise of its rights to foreclose on any Collateral. All makers, endorsers, sureties, guarantors and other accommodation parties hereby waive presentment for payment, protest and notice of nonpayment and consent, without affecting their liability hereunder, to any and all extensions, renewals, substitutions and alterations of any of the terms of this Agreement and to the release of or failure by Lender to exercise any rights against any party liable for or any property securing payment thereof.

12.17      Confidentiality. No Company or any of their respective officers, members of its Governing Body, employees, agents, or equity holders shall disclose this Agreement, the terms hereof or any related transactions or agreements to any third party other than Company’s accountants and attorneys or otherwise as required by laws or regulations without the prior written approval of Lender. Nothing will prevent Lender from disclosing this Agreement or the terms hereof for marketing purposes, press releases or other transactional announcements or updates provided to investor or trade publications, including the placement of “tombstone” advertisements in financial and other newspapers and journals.

12.18      Credit Reporting. Company hereby authorizes Lender (but Lender has no obligation) (a) to provide to credit reporting agencies a report of the amount of the Obligations owed to Lender, the Revenue Loan Amount, Company’s payment history with respect to the Obligations, and any other information regarding Company or the Obligations or otherwise related to this Agreement that is customarily reported to credit reporting agencies, and (b) to respond to usual and customary credit inquiries from third parties concerning Company or any of the Related Businesses.

12.19      [Intentionally Omitted].

12.20      Time. Time is of the essence for the performance of each and every covenant of Company under this Agreement.

The signature page follows.

The parties have executed this Agreement as of the Effective Date.

COMPANY:

NOWRX,INC.

By:	/s/. Cary Breese
Cary Breese, Chief Executive Officer

LENDER:

DECATHLON ALPHA IV, L.P.

By:	Decathlon Alpha GP IV, LLC
Its:	General Partner

By:	/s/ John Borchers
John Borchers, Managing Director

KEY PERSON:

By:	/s/ Cary Breese
Cary Breese

[Signature Page to Revenue Loan and Security Agreement]

SCHEDULE 2.1(b)
SUBSEQUENT ADVANCE AMOUNT

Company may request that Lender make the following Subsequent Advances during the Advance Periods stated below, subject to the condition precedent that all of the following criteria are satisfied as of the date of the corresponding Advance Request (in each case as determined by Lender in its sole discretion):

1.	the amount of all Advances previously advanced to Company by Lender plus the new Subsequent Advance requested does not exceed the Revenue Loan Amount;

2.	the amount of all previous Subsequent Advances plus the new Subsequent Advance requested does not exceed the amount of Subsequent Advances for the applicable Advance Period;

3.	Company provides Lender with a Certificate of Perfection together with the Advance Request or certifies to Lender that all information contained in the most recent Certificate of Perfection delivered by Company to Lender is accurate and complete as of the date of the Advance Request;

4.	Company certifies to Lender in writing that (i) Company is not in default and no Event of Default has occurred and (ii) all representations and warranties of Company in Article 3 are true as of the date of the Advance Request;

5.	the requested Subsequent Advance is at least $100,000;

6.	the sum of the Revenue for each month ended between the Effective Date and the date of the Advance Request exceeds 85% of the pro forma projections set forth on Schedule 2.3(b)(2) for the corresponding period;

7.	the Subsequent Advance will not cause the sum of all Senior Indebtedness plus the Amount Advanced to exceed an amount equal to 20% of the sum of the Revenue for the trailing twelve-month period immediately preceding the date of the Advance Request;

8.	Company must have generated net income of at least $1 or net losses within 10% of cumulative pro forma projections in each month ended between the Effective Date and the date of the Advance Request; and

9.	For any amount drawn over the $1,000,000 Initial Advance from Lender, Company must have raised, on a dollar-for-dollar basis, equity capital in the same amount since the Effective Date of this Agreement. For the avoidance of doubt, for each post-Closing dollar of equity capital that Company raises, Company will be eligible to draw an additional dollar from Lender pursuant to this Agreement. As an example, if Company were to raise $1,000,000 in fresh equity capital post-Closing, then Company would be eligible for an additional $1,000,000 Subsequent Advance from Lender.

Subsequent Advance Amount	Advance Period
$1,000,000	Between June 15, 2020 and June 15, 2021
$1,000,000	Between July 15, 2020 and July 15, 2021

SCHEDULE 2.3(b)(1)
LENDER’S ACCOUNT DETAILS

SCHEDULE 2.3(b)(2)
PRO-FORMA PAYMENT SCHEDULE

Schedule 3.1(b)
Subsidiaries

None.

SCHEDULE 3.1(g)
FINANCIAL STATEMENTS

SCHEDULE 5.11
COMPANY BANK ACCOUNT

SCHEDULE 11.1
APPLICABLE REVENUE PERCENTAGE

(a)

Between the Effective Date and December 31, 2020 (inclusive) the Applicable Revenue Percentage will be 2.25% of Revenue for all payments due during any month within such period.

Between January 1, 2021 and December 31, 2021 (inclusive) the Applicable Revenue Percentage will be 2.50% of Revenue for all payments due during any month within such period.

Between January 1, 2022 and the Maturity Date (inclusive) the Applicable Revenue Percentage will be 3.00% of Revenue for all payments due during any month within such period.

(b)

If the Revenue or Reported Revenue is not equal to at least 80% of Projected Revenue (the “ARP Threshold”) for any Revenue Test Period, the Applicable Revenue Percentage for all subsequent monthly payments (beginning with the payment due the following January 15) will, automatically and without notice from Lender, increase by 0.50%.

For clarity, the terms “Revenue” and “Reported Revenue” have separate meanings (even though it is expected that these amounts will be the same). The determination of whether the ARP Threshold has been met for the corresponding Revenue Test Period will be made initially based off of Reported Revenue (as reported in the Monthly Questionnaires delivered by Company to Lender pursuant to Section 5.19). If Company fails to meet the ARP Threshold based off of Reported Revenue, then the adjustment to the Applicable Revenue Percentage made pursuant to part (b) of this Schedule 11.1 will be effective immediately beginning with the payment due on January 15 of the year immediately following the applicable Revenue Test Period. If it appears initially that Company met the ARP Threshold for the corresponding Revenue Test Period based off of Reported Revenue, but it is later discovered that Company failed to meet the ARP Threshold based off of actual Revenue (as reported in the Financial Statements), then the adjustment to the Applicable Revenue Percentage made pursuant to part (b) of this Schedule 11.1 will be effective retroactively beginning with the payment due on January 15 of the year immediately following the applicable Revenue Test Period.

If Company fails to meet the ARP Threshold for two or more consecutive Revenue Test Periods, the adjustments made pursuant to part (b) of this Schedule 11.1 will be cumulative. If, after failing to meet the ARP Threshold for one or more previous Revenue Test Periods, Company meets the ARP Threshold for a subsequent Revenue Test Period, any previous adjustments made pursuant to part (b) of this Schedule 11.1 will no longer be applied cumulatively and the Applicable Revenue Percentage will revert back to the standard Applicable Revenue Percentage as determined in accordance with part (a) of this Schedule 11.1. Except as provided in the previous paragraph, all adjustments to the Applicable Revenue Percentage made pursuant to this Schedule 11.1 will be applied prospectively and will not result in a retroactive adjustment to any prior monthly payment.

SCHEDULE 11.2
COLLATERAL

All present and hereafter acquired property of Company wherever located and however described and whether or not constituting a fixture (including, without limitation, any and all present and future property), together, in each case, with all proceeds thereof, including without limitation all goods (including inventory, equipment and any accessions thereto), instruments (including promissory notes), documents, accounts (including health-care-insurance receivables and credit card receivables), chattel paper (whether tangible or electronic), deposit accounts, letter-of-credit rights (whether or not the letter of credit is evidenced by a writing), commercial tort claims, securities and all other investment property, supporting obligations, any other contract rights or rights to the payment of money, insurance claims and proceeds, money, patents, patent applications, trademarks, trademark applications, copyrights, copyright applications, trade names, other names, software, and all general intangibles (including all payment intangibles); together with all goodwill related to the foregoing property and all rights, liens, security interests and other interests which Company may at any time have by law or agreement against any account debtor, issuer or obligor obligated to make any such payment or against any of the property of such account debtor, issuer, or obligor, and all other supporting obligations relating to the foregoing, whether now existing or hereafter arising, whether now owned or hereafter acquired; and all products and proceeds of the foregoing property, including without limitation all accounts, instruments, chattel paper, investment property, letter-of-credit rights, letters-of-credit, other rights to payment, documents, deposit accounts, money, insurance proceeds and general intangibles related to the foregoing property, and all refunds of insurance premiums due or to become due under all insurance policies covering the foregoing property, all whether now owned or hereafter acquired, and wherever located, together with proceeds of all of the foregoing.

[ALL REGISTERED INTELLECTUAL PROPERTY SHOULD BE SPECIFICALLY IDENTIFIED BELOW. FAILURE TO SO LIST REGISTERED INTELLECTUAL PROPERTY DOES NOT EXCLUDE IT FROM COLLATERAL.]

SCHEDULE 11.3
MINIMUM INTEREST

(a)

The “Minimum Interest” means the amount shown below in the column headed Minimum Interest opposite the applicable period during which the Payoff Date occurs:

Period During Which the Payoff Date Occurs	Minimum Interest
On or before 6 months after the Effective Date	0.35 times the Amount Advanced
After 6 months and on or before 12 months after the Effective Date	0.45 times the Amount Advanced
After 12 months and on or before 18 months after the Effective Date	0.55 times the Amount Advanced
After 18 months and on or before 24 months after the Effective Date	0.65 times the Amount Advanced
After 24 months and on or before 30 months after the Effective Date	0.80 times the Amount Advanced
After 30 months after the Effective Date	1.00 times the Amount Advanced

            For the avoidance of doubt, any increases to the Minimum Interest made pursuant to Section 8.2 of the Agreement will be cumulative and will apply throughout the remainder of the term of the Agreement for each period set forth in the table above.

(b)

If the Revenue or Reported Revenue is not equal to at least 75% of Projected Revenue (the “MI Threshold”) for any Revenue Test Period, then the Minimum Interest multiple will increase, automatically and without notice from Lender, by 0.10 throughout the remainder of the term of the Agreement for each period set forth in the table in part (a) of this Schedule 11.3. For each incremental 10% that the Projected Revenue is lower than the MI Threshold, the Minimum Interest multiple will increase, automatically and without notice from Lender, by an additional 0.05 throughout the remainder of the term of the Agreement for each period set forth in the table in part (a) of this Schedule 11.3.

If Company fails to meet the MI Threshold for two or more Revenue Test Periods, the adjustments made pursuant to part (b) of this Schedule 11.3 will be cumulative. There is no limit to the number of adjustments that may be made pursuant to part (b) of this Schedule 11.3.

SCHEDULE 11.4
PERMITTED INDEBTEDNESS

“Permitted Indebtedness” is:

(a)       Company’s Indebtedness to Lender under this Agreement and the other Transaction Documents;

(b)       Senior Indebtedness;

(c)       unsecured Indebtedness to trade creditors incurred in the ordinary course of business;

(d)       Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of Company’s business;

(e)       Indebtedness under capital leases not to exceed in the aggregate, at any given time, an amount equal to 5% of Company’s Revenue for trailing twelve-month period (“Capital Lease Obligations”); and

(f)        Convertible Note Bridge loan up to $5M within next 6-18 months that is subordinate to Company’s Obligations under this Agreement.

SCHEDULE 11.5
PERMITTED LIENS

“Permitted Liens” are:

(a)       Liens existing on the Effective Date and shown on the Perfection Certificates or arising under this Agreement and the other Transaction Documents;

(b)       Liens for taxes, fees, assessments or other government charges or levies, either not delinquent or being contested in good faith and for which Company maintains adequate reserves on its books, provided that no notice of any such Lien has been filed or recorded under the Internal Revenue Code of 1986, as amended, and the Treasury Regulations adopted thereunder;

(c)       Liens securing Company’s inventory granted pursuant to Senior Indebtedness;

(d)       statutory Liens securing claims or demands of materialmen, mechanics, carriers, warehousemen, landlords and other Persons imposed without action of such parties, provided they have no priority over any of Lender’s Lien and the aggregate amount of such Liens does not exceed $10,000 at any one time;

(e)       leases or subleases of real property granted in the ordinary course of business, if the leases, subleases, licenses and sublicenses do not prohibit granting Lender a security interest; and

(f)        banker’s liens, rights of setoff and Liens in favor of financial institutions incurred made in the ordinary course of business arising in connection with Company’s deposit accounts or securities accounts held at such institutions to secure solely payment of fees and similar costs and expenses;

(g)       Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA);

(h)       Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Section 7.4;

(i)        easements, reservations, rights-of-way, restrictions, minor defects or irregularities in title and similar charges or encumbrances affecting real property not constituting a Material Adverse Effect;

(j)        non-exclusive licenses of intellectual property granted to third parties in the ordinary course of business;

(k)       non-exclusive licenses of intellectual property granted to third parties in the ordinary course of business in connection with joint ventures and corporate collaborations; and

(l)        Liens securing Capital Lease Obligations.

EXHIBIT A

FORM OF WARRANT

See attached.

WARRANT

THIS WARRANT AND THE UNDERLYING SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATE. THESE SECURITIES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS IN ACCORDANCE WITH APPLICABLE REGISTRATION REQUIREMENTS OR AN EXEMPTION THEREFROM. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE, TRANSFER, PLEDGE OR HYPOTHECATION OTHERWISE COMPLIES WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS. THIS WARRANT MUST BE SURRENDERED TO THE COMPANY OR ITS TRANSFER AGENT AS A CONDITION PRECEDENT TO THE SALE, TRANSFER, PLEDGE OR HYPOTHECATION OF ANY INTEREST IN ANY OF THE SECURITIES REPRESENTED HEREBY.

WARRANT TO PURCHASE SHARES OF STOCK

Effective Date:	April 29, 2020

Company:	NOWRX, INC., a Delaware corporation,

Holder:	Decathlon Alpha IV, L.P., a Delaware limited partnership

Exercise Period:	Commencing on the Effective Date and ending on the tenth anniversary thereof.

This certifies that, for value received, Holder, or its registered assigns, is entitled, subject to the provisions and upon the terms and conditions set forth herein, to purchase from the Company, Shares (as defined below), in the amounts, at such times and at the price per share set forth in this Warrant. This Warrant is issued in connection with the transactions described in that certain Revenue Loan and Security Agreement dated of even date herewith (the “Loan Agreement”). Capitalized words and phrases used but not defined in this Warrant have the meanings given in the Loan Agreement.

The following is a statement of the rights of the Holder and the conditions to which this Warrant is subject, and to which Holder, by acceptance of this Warrant, agrees:

1.         Definitions.

“Applicable Jurisdiction” means Utah.

“Buyout Percentage” means 0.15%, subject to any adjustments as set forth in Section 2.

“Common Stock Equivalents” means shares of the Company’s common stock, securities convertible or exercisable into common stock, or options or rights to purchase common stock or securities convertible or exercisable into common stock.

“Exercise Price” means $0.10 per Share, subject to adjustment pursuant this Warrant.

“Gross Proceeds” means the aggregate consideration directly or indirectly paid or payable to the Company and all shareholders, as well as holders of options, warrants, convertible securities, phantom equity and similar rights (collectively, “Equity Owners”) in connection with or as a result of the Change of Control determined as follows:

(i)        In the case of a Change of Control involving the acquisition of equity securities, the Gross Proceeds shall include the total consideration paid or payable to Equity Owners (or the Company in the case of a new issuance), plus the total amount of consideration paid or payable on any outstanding indebtedness for borrowed money (including capitalized leases) of the Company in connection with the Change of Control (without duplication) plus the amount of all assumed indebtedness for borrowed money (including capitalized leases) in connection with the Change of Control (without duplication).

(ii)       In the case of a Change of Control involving the acquisition of assets, the Gross Proceeds shall include the total consideration paid or payable for the assets acquired plus the total amount of consideration paid or payable on any outstanding indebtedness for borrowed money (including capitalized leases) of the Company in connection with the Change of Control (without duplication) plus the amount of all assumed indebtedness for borrowed money (including capitalized leases) in connection with the Change of Control (without duplication).

(iii)      In any Change of Control, the Gross Proceeds will include consideration paid or payable to the Company and its Equity Owners under covenants not to compete excluding reasonable amounts payable to employees pursuant to employment agreements and similar agreements; provided, however, that (i) such consideration is paid or payable directly to the Company or among all Equity Owners on a pro-rata basis and (ii) the Holder becomes a party to any agreement containing such covenants to the same extent as the Equity Owners.

(iv)      In any Change of Control, the Gross Proceeds will include the aggregate amount of (i) any dividends or distributions declared within 360 days of or in connection with the Change of Control (other than normal recurring cash dividends in amounts or for purposes consistent with past practice), and (ii) payments by the Company to repurchase any outstanding equity securities in connection with the Change of Control.

(v)       In any Change of Control, the Gross Proceeds will include amounts payable pursuant to any earnout, royalty or similar arrangement. To the extent payment of any consideration is contingent, the fair market value of the contingent portion of the consideration shall be determined in good faith by Holder and the Company, taking into account the likelihood of payment, and include it in the Gross Proceeds.

(vi)      The Gross Proceeds will be deemed to include all forms of consideration, including without limitation, cash and cash equivalents, promissory notes and other evidence of indebtedness, securities and other property. Consideration other than cash and cash equivalents will be valued as follows: (A) promissory notes and other evidence of indebtedness will be valued at face value; (B) common stock and securities convertible into common stock will be valued at fair market value (as determined in good faith by agreement of the Company and Holder); (C) preferred stock will be valued at fair market value (as determined in good faith by agreement of the Company and Holder); and (D) securities and property not referenced above will be valued at fair market value (as determined in good faith by agreement of the Company and Holder).

(vii)        If within 360 days of a Change of Control that does not result in the sale of all of the Company’s assets or acquisition by one or more third parties of all of the Company’s equity securities, the Company or its Equity Owners receive additional proceeds in connection with either (A) the sale of a substantial portion of the Company’s assets as of the date the Change of Control occurred or (B) a third party’s acquisition of all of the Company’s equity securities, then such proceeds will be considered Gross Proceeds.

(viii)       The Gross Proceeds will exclude costs or expenses paid to third-party advisors in connection with a Change of Control in an amount not exceed five percent (5%) of the aggregate consideration paid or payable to the Company and Equity Owners.

“Shares” means shares of the Company’s common stock; provided, however, if in the event of a Change of Control, the Holder as a holder of the Company’s common stock will not receive an amount equal to the sum of (x) the Buyout Percentage of the Gross Proceeds from a Change of Control plus (y) the Exercise Price, “Shares” shall mean shares of the series of the Company’s preferred stock with the most senior liquidation preference that will result in the Holder after exercise of this Warrant receiving the sum of (x) the Buyout Percentage of the Gross Proceeds from a Change of Control, plus (y) the Exercise Price.

“Warrant” means this Warrant and any warrants delivered in substitution or exchange therefor as provided herein.

2.          Number of Shares. Subject to any previous exercise of this Warrant, the Holder shall, upon exercise of this Warrant, have the right to receive a number of Shares that will result in the Holder receiving an amount equal to the Buyout Percentage of the Gross Proceeds from a Change of Control plus the Exercise Price. The Buyout Percentage and the number of Shares issuable upon exercisable of this Warrant are not subject to dilution.

3.          Exercise of the Warrant.

3.1         Exercise. The purchase rights represented by this Warrant may be exercised immediately prior to a Change of Control at the election of the Holder in whole or in part by:

(i)       the tender to the Company at its principal office (or such other office or agency as the Company may designate) of a notice of exercise in the form of Exhibit A (the “Notice of Exercise”), duly completed and executed by or on behalf of the Holder, together with the surrender of this Warrant; and

(ii)      the payment to the Company of an amount equal to (x) the Exercise Price multiplied by (y) the number of Shares being purchased, by wire transfer or certified, cashier’s or other check acceptable to the Company and payable to the order of the Company, surrender and cancellation of promissory notes or other instruments representing indebtedness of the Company to the Holder, or a combination thereof.

3.2        Net Issue Exercise. In lieu of exercising this Warrant pursuant to Section 3.1, if the aggregate amount that the Shares of Holder will receive from the Gross Proceeds is greater than the aggregate Exercise Price (at the date of calculation as set forth below) the Holder may elect to receive a number of Shares equal to the value of this Warrant (or of any portion of this Warrant being canceled) by surrender of this Warrant at the principal office of the Company (or such other office or agency as the Company may designate) together with a properly completed and executed Notice of Exercise reflecting such election, in which event the Company shall issue to the Holder that number of Shares computed using the following formula:

X	=	Y (A – B)
A

Where:

X	=	The number of Shares to be issued to the Holder

Y	=	The number of Shares purchasable under this Warrant or, if only a portion of the Warrant is being exercised, the portion of the Warrant being canceled (at the date of such calculation)

A	=	The amount of Gross Proceeds received by one Share (at the date of such calculation)

B	=	The Exercise Price (as adjusted to the date of such calculation)

3.3        Stock Certificates. The rights under this Warrant shall be deemed to have been exercised and the Shares issuable upon such exercise shall be deemed to have been issued immediately prior to the close of business on the date this Warrant is exercised in accordance with its terms, and the person entitled to receive the Shares issuable upon such exercise shall be treated for all purposes as the holder of record of such Shares as of the close of business on such date. As promptly as reasonably practicable on or after such date, the Company shall issue and deliver to the person or persons entitled to receive the same a certificate or certificates for that number of shares issuable upon such exercise. In the event that the rights under this Warrant are exercised in part and have not expired, the Company shall execute and deliver a new Warrant reflecting the number of Shares that remain subject to this Warrant.

3.4        No Fractional Shares or Scrip. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of the rights under this Warrant. In lieu of such fractional share to which the Holder would otherwise be entitled, the Company shall make a cash payment equal to the Exercise Price multiplied by such fraction.

3.5         Automatic Purchase. If the Holder of this Warrant has not elected to exercise this Warrant prior to the expiration of this Warrant pursuant to Section 8.1, then the Company shall, immediately prior to the closing of the Change of Control, pay to the Holder (without any act on the part of the Holder) the amount of securities and/or property (including cash) that the Holder would have been entitled to receive pursuant to such Change of Control if this Warrant had been exercised immediately prior to the effective date of such Change of Control; upon Holder’s receipt of such payment this Warrant shall be automatically terminated in its entirety without any act on the part of the Holder, except to the extent that Holder may be entitled to additional payments pursuant to subpart (vii) of the definition of Gross Proceeds.

3.6         Reservation of Stock. During the Exercise Period, the Company shall take all reasonable action to reserve and keep available from its authorized and unissued shares of common stock and preferred stock, if applicable, for the purpose of effecting the exercise of this Warrant such number of shares (and shares of common stock for issuance on conversion of such shares) as shall from time to time be sufficient to effect the exercise of the rights under this Warrant; and if at any time the number of authorized but unissued shares of common stock and preferred stock, if applicable, shall not be sufficient for purposes of the exercise of this Warrant in accordance with its terms and the conversion of the Shares, without limitation of such other remedies as may be available to the Holder, the Company will use all reasonable efforts to take such corporate action as may, in the opinion of counsel, be necessary to increase its authorized and unissued shares of its common stock and preferred stock, if applicable, (and shares of common stock for issuance on conversion of such shares) to a number of shares as shall be sufficient for such purposes. For purposes of this Warrant, the Company and Holder agree that if the Company reserves as of the Effective Date and keeps available such number of shares of common stock representing the Buyout Percentage times the number of Common Stock Equivalents (the “Reserved Shares”), with the Buyout Percentage being subject to adjustment as set forth in this Warrant, such Reserved Shares shall be sufficient to comply with this Section 3.6.

3.7         Replacement of the Warrant. Subject to the receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form and substance to the Company or, in the case of mutilation, on surrender and cancellation of this Warrant, the Company shall execute and deliver, in lieu of this Warrant, a new warrant of like tenor and amount.

4.            Transfer of the Warrant.

4.1         Warrant Register. The Company shall maintain a register (the “Warrant Register”) containing the name and address of the Holder or Holders. Until this Warrant is transferred on the Warrant Register in accordance herewith, the Company may treat the Holder as shown on the Warrant Register as the absolute owner of this Warrant for all purposes, notwithstanding any notice to the contrary. Any Holder of this Warrant (or of any portion of this Warrant) may change its address as shown on the Warrant Register by written notice to the Company requesting a change.

4.2         Warrant Agent. The Company may appoint an agent for the purpose of maintaining the Warrant Register referred to in Section 4.1, issuing the Shares or other securities then issuable upon the exercise of the rights under this Warrant, exchanging this Warrant, replacing this Warrant or conducting related activities.

4.3         Transferability of the Warrant. Subject to the provisions of this Warrant with respect to compliance with the Securities Act of 1933, as amended (the “Securities Act”) and limitations on assignments and transfers, including without limitation compliance with the restrictions on transfer set forth in Section 5, title to this Warrant may be transferred by endorsement (by the transferor and the transferee executing the assignment form attached as Exhibit B (the “Assignment Form”)) and delivery in the same manner as a negotiable instrument transferable by endorsement and delivery. Notwithstanding anything herein to the contrary, in no event shall any Holder transfer this Warrant to any person that the Company’s board of directors reasonably determines in good faith to be a competitor of the Company.

4.4         Exchange of the Warrant upon a Transfer. On surrender of this Warrant (and a properly endorsed Assignment Form) for exchange, subject to the provisions of this Warrant with respect to compliance with the Securities Act and limitations on assignments and transfers, the Company shall issue to or on the order of the Holder a new warrant or warrants of like tenor, in the name of the Holder or as the Holder (on payment by the Holder of any applicable transfer taxes) may direct, for the number of shares issuable upon exercise hereof, and the Company shall register any such transfer upon the Warrant Register. This Warrant (and the securities issuable upon exercise of the rights under this Warrant) must be surrendered to the Company or its warrant or transfer agent, as applicable, as a condition precedent to the sale, pledge, hypothecation or other transfer of any interest in any of the securities represented hereby.

4.5         Minimum Transfer. This Warrant may not be transferred in part unless such transfer is to a transferee who, pursuant to such transfer, receives the right to purchase all of the Shares purchasable pursuant to this Warrant.

4.6         Taxes. In no event shall the Company be required to pay any tax that may be payable in respect of any transfer involved in the issue and delivery of any certificate in a name other than that of the Holder, and the Company shall not be required to issue or deliver any such certificate unless and until the person or persons requesting the issue thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid or is not payable.

5.            Restrictions on Transfer of the Warrant and Shares; Compliance with Securities Laws. By acceptance of this Warrant, the Holder agrees to comply with the following:

5.1         Restrictions on Transfers. The Holder may not transfer or assign this Warrant in whole or in part without providing the Company with 10 days prior written notice, and any attempt by Holder to transfer or assign any rights, duties or obligations that arise under this Warrant without such notice shall be void. Any transfer of this Warrant or the Shares or the shares of common stock issuable upon conversion of the Shares (the “Securities”) must be in compliance with all applicable federal and state securities laws. The Holder agrees not to make any sale, assignment, transfer, pledge or other disposition of all or any portion of the Securities, or any beneficial interest therein, unless and until the transferee thereof has agreed in writing for the benefit of the Company to take and hold such Securities subject to, and to be bound by, the terms and conditions set forth in this Warrant to the same extent as if the transferee were the original Holder hereunder, and there is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement, or (A) such Holder shall have given prior written notice to the Company of such Holder’s intention to make such disposition and shall have furnished the Company with a detailed description of the manner and circumstances of the proposed disposition, (B) the transferee shall have confirmed to the satisfaction of the Company in writing that the Securities are being acquired (i) solely for the transferee’s own account and not as a nominee for any other party, (ii) for investment and (iii) not with a view toward distribution or resale, and shall have confirmed such other matters related thereto as may be reasonably requested by the Company, and (C) if requested by the Company, such Holder shall have furnished the Company, at the Holder’s expense, with an opinion of counsel, reasonably satisfactory to the Company, to the effect that such disposition will not require registration of such Securities under the Securities Act whereupon such Holder shall be entitled to transfer such Securities in accordance with the terms of the notice delivered by the Holder to the Company.

5.2         Investment Representation Statement. Unless the rights under this Warrant are exercised pursuant to an effective registration statement under the Securities Act that includes the Shares with respect to which the Warrant was exercised, it shall be a condition to any exercise of the rights under this Warrant that the Holder shall have confirmed to the satisfaction of the Company in writing that the Shares so purchased are being acquired solely for the Holder’s own account and not as a nominee for any other party, for investment and not with a view toward distribution or resale and that the Holder shall have confirmed such other matters related thereto as may be reasonably requested by the Company.

5.3         Securities Law Legend. The Securities shall (unless otherwise permitted by the provisions of this Warrant) be stamped or imprinted with a legend substantially similar to the following (in addition to any legend required by state securities laws):

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES. THESE SECURITIES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS IN ACCORDANCE WITH APPLICABLE REGISTRATION REQUIREMENTS OR AN EXEMPTION THEREFROM. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION OTHERWISE COMPLIES WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS. THIS CERTIFICATE MUST BE SURRENDERED TO THE COMPANY OR ITS TRANSFER AGENT AS A CONDITION PRECEDENT TO THE SALE, TRANSFER, PLEDGE OR HYPOTHECATION OF ANY INTEREST IN ANY OF THE SECURITIES REPRESENTED HEREBY.

5.4         Instructions Regarding Transfer Restrictions. The Holder consents to the Company making a notation on its records and giving instructions to any transfer agent in order to implement the restrictions on transfer established in this Section 5.

5.5         Removal of Legend. The legend referring to federal and state securities laws identified in Section 5.3 stamped on a certificate evidencing the Shares (and the common stock issuable upon conversion thereof) and the stock transfer instructions and record notations with respect to such securities shall be removed and the Company shall issue a certificate without such legend to the holder of such securities if (i) such securities are registered under the Securities Act, or (ii) such holder provides the Company with an opinion of counsel reasonably acceptable to the Company to the effect that a sale or transfer of such securities may be made without registration or qualification.

6.            Adjustments. Subject to the expiration of this Warrant pursuant to Section 8, the number and kind of shares purchasable hereunder and the Exercise Price therefor are subject to adjustment from time to time, as follows:

6.1         Merger or Reorganization. If at any time there shall be any reorganization, recapitalization, merger or consolidation (a “Reorganization”) involving the Company (other than as otherwise provided for herein or as would cause the expiration of this Warrant under Section 8) in which shares of the Company’s stock are converted into or exchanged for securities, cash or other property, then, as a part of such Reorganization, lawful provision shall be made so that the Holder shall thereafter be entitled to receive upon exercise of this Warrant, the kind and amount of securities, cash or other property of the successor corporation resulting from such Reorganization, equivalent in value to that which a holder of the Shares deliverable upon exercise of this Warrant would have been entitled in such Reorganization if the right to purchase the Shares hereunder had been exercised immediately prior to such Reorganization. In any such case, appropriate adjustment (as determined in good faith by the board of directors of the successor corporation) shall be made in the application of the provisions of this Warrant with respect to the rights and interests of the Holder after such Reorganization to the end that the provisions of this Warrant shall be applicable after the event, as near as reasonably may be, in relation to any shares or other securities deliverable after that event upon the exercise of this Warrant.

6.2         Notice of Adjustments. Upon any adjustment in accordance with this Section 6, the Company shall give notice thereof to the Holder, which notice shall state the event giving rise to the adjustment, the Exercise Price as adjusted and the number of securities or other property purchasable upon the exercise of the rights under this Warrant, setting forth in reasonable detail the method of calculation of each. The Company shall, upon the written request of any Holder, furnish or cause to be furnished to such Holder a certificate setting forth (i) such adjustments, (ii) the Exercise Price at the time in effect and (iii) the number of securities and the amount, if any, of other property that at the time would be received upon exercise of this Warrant.

7.            Notification of Certain Events. Prior to the expiration of this Warrant pursuant to Section 8, in the event that the Company shall authorize any transaction resulting in the expiration of this Warrant pursuant to Section 8, the Company shall send to the Holder of this Warrant at least ten (10) days prior written notice of the expected effective date of any such event. The notice provisions set forth in this section may be shortened or waived prospectively or retrospectively by the consent of the Holder of this Warrant.

8.            Expiration of the Warrant. This Warrant shall expire and shall no longer be exercisable as of the earlier of:

8.1         The Closing of a Change of Control of the Company;

8.2         The voluntary liquidation, dissolution or winding up of the Company;

8.3         Immediately prior to the closing of a firm commitment underwritten initial public offering pursuant to an effective registration statement filed under the Securities Act covering the offering and sale of the Company’s common stock; or

8.4         Expiration of the Exercise Period.

9.            No Rights as a Stockholder. Nothing contained herein shall entitle the Holder to any rights as a stockholder of the Company or to be deemed the holder of any securities that may at any time be issuable on the exercise of the rights hereunder for any purpose nor shall anything contained herein be construed to confer upon the Holder, as such, any right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, or to give or withhold consent to any corporate action (whether upon any recapitalization, issuance of stock, reclassification of stock, change of par value or change of stock to no par value, consolidation, merger, conveyance or otherwise) or to receive notice of meetings, or to receive dividends or subscription rights or any other rights of a stockholder of the Company until the rights under the Warrant shall have been exercised and the Shares purchasable upon exercise of the rights hereunder shall have become deliverable as provided herein.

10.            Representations and Warranties of the Holder. By acceptance of this Warrant, the Holder represents and warrants to the Company as follows:

10.1       No Registration. The Holder understands that the Securities have not been, and will not be, registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Holder’s representations as expressed herein or otherwise made pursuant hereto.

10.2       Investment Intent. The Holder is acquiring the Securities for investment for its own account, not as a nominee or agent, and not with a view to, or for resale in connection with, any distribution thereof. The Holder has no present intention of selling, granting any participation in, or otherwise distributing the Securities, nor does it have any contract, undertaking, agreement or arrangement for the same.

10.3       Investment Experience. The Holder has substantial experience in evaluating and investing in private placement transactions of securities in companies similar to the Company, and has such knowledge and experience in financial or business matters so that it is capable of evaluating the merits and risks of its investment in the Company and protecting its own interests.

10.4       Speculative Nature of Investment. The Holder understands and acknowledges that the Company has a limited financial and operating history and that its purchase of this Warrant is highly speculative and involves substantial risks. The Holder can bear the economic risk of its investment and is able, without impairing its financial condition, to hold the Securities for an indefinite period of time and to suffer a complete loss of its investment.

10.5       Access to Data. The Holder has had an opportunity to ask questions of officers of the Company, which questions were answered to its satisfaction. The Holder believes that it has received all the information that it considers necessary or appropriate for deciding whether to acquire the Securities. The Holder understands that any such discussions, as well as any information issued by the Company, were intended to describe certain aspects of the Company’s business and prospects, but were not necessarily a thorough or exhaustive description. The Holder acknowledges that any business plans prepared by the Company have been, and continue to be, subject to change and that any projections included in such business plans or otherwise are necessarily speculative in nature, and it can be expected that some or all of the assumptions underlying the projections will not materialize or will vary significantly from actual results.

10.6       Accredited Investor. The Holder is an “accredited investor” within the meaning of Regulation D, Rule 501(a), promulgated by the Securities and Exchange Commission and agrees to submit to the Company such further assurances of such status as may be reasonably requested by the Company.

10.7       Residency. The residency of the Holder (or, in the case of a partnership or corporation, such entity’s principal place of business) is correctly set forth on the signature page hereto.

10.8      Restrictions on Resales. The Holder acknowledges that the Securities must be held indefinitely unless subsequently registered under the Securities Act or an exemption from such registration is available. The Holder is aware of the provisions of Rule 144 promulgated under the Securities Act, which permit resale of shares purchased in a private placement subject to the satisfaction of certain conditions, which may include, among other things, the availability of certain current public information about the Company; the resale occurring not less than a specified period after a party has purchased and paid for the security to be sold; the number of shares being sold during any three-month period not exceeding specified limitations; the sale being effected through a “broker’s transaction,” a transaction directly with a “market maker” or a “riskless principal transaction” (as those terms are defined in the Securities Act or the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder); and the filing of a Form 144 notice, if applicable. The Holder acknowledges and understands that the Company may not be satisfying the current public information requirement of Rule 144 at the time the Holder wishes to sell the Securities and that, in such event, the Holder may be precluded from selling the Securities under Rule 144 even if the other applicable requirements of Rule 144 have been satisfied. The Holder acknowledges that, in the event the applicable requirements of Rule 144 are not met, registration under the Securities Act or an exemption from registration will be required for any disposition of the Securities. The Holder understands that, although Rule 144 is not exclusive, the Securities and Exchange Commission has expressed its opinion that persons proposing to sell restricted securities received in a private offering other than in a registered offering or pursuant to Rule 144 will have a substantial burden of proof in establishing that an exemption from registration is available for such offers or sales and that such persons and the brokers who participate in the transactions do so at their own risk.

10.9      No Public Market. The Holder understands and acknowledges that no public market now exists for any of the securities issued by the Company and that the Company has made no assurances that a public market will ever exist for the Company’s securities.

10.10    Brokers and Finders. The Holder has not engaged any brokers, finders or agents in connection with the Securities, and the Company has not incurred nor will incur, directly or indirectly, as a result of any action taken by the Holder, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with the Securities.

10.11    Legal Counsel. The Holder and the Company have both had the opportunity to review this Warrant, the exhibits and schedules attached hereto and the transactions contemplated by this Warrant with their respective legal counsel.

10.12    Tax Advisors. The Holder and the Company have both independently reviewed with their respective tax advisors the U.S. federal, state and local and non-U.S. tax consequences of this investment and the transactions contemplated by this Warrant. With respect to such matters, each relies solely on any such advisors and not on any statements or representations of the Company or any of its agents, written or oral.

11.            Miscellaneous.

11.1      Amendments. Except as expressly provided herein, neither this Warrant nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument referencing this Warrant and signed by the Company and the Holder.

11.2      Waivers. No waiver of any single breach or default shall be deemed a waiver of any other breach or default theretofore or thereafter occurring.

11.3      Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, sent by facsimile or electronic mail (if to the Holder) or otherwise delivered by hand, messenger or courier service addressed:

(i)      if to the Holder, to the Holder at the Holder’s address or facsimile number as shown in the Company’s records, as may be updated in accordance with the provisions hereof, or until any such Holder so furnishes an address, facsimile number, then to and at the address, facsimile number of the last holder of this Warrant for which the Company has contact information in its records; with a copy to Kevin Spreng, Fredrikson & Byron, P.A. 200 South Sixth Street, Minneapolis, MN 55402; or

(ii)        if to the Company, to the attention of the Chief Executive Officer of the Company at the Company’s address as shown on the signature page hereto, or at such other address as the Company shall have furnished to the Holder.

All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, if not, then on the next business day; (c) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. In the event of any conflict between the Company’s books and records and this Warrant or any notice delivered hereunder, the Company’s books and records will control absent fraud or error.

11.4       Governing Law. This Warrant and all actions arising out of or in connection with this Warrant shall be governed by and construed in accordance with the laws of the Applicable Jurisdiction, without regard to the conflicts of law provisions.

11.5       Jurisdiction and Venue. If either party initiates a claim in connection with any matter based upon or arising out of this Warrant or the matters contemplated herein or therein, each of Holder and Company irrevocably consents to the exclusive jurisdiction and venue of any federal court within Palo Alto, California, and agrees that process may be served upon them in any manner authorized by the laws of California for such persons.

11.6       Titles and Subtitles. The titles and subtitles used in this Warrant are used for convenience only and are not to be considered in construing or interpreting this Warrant. All references in this Warrant to sections, paragraphs and exhibits shall, unless otherwise provided, refer to sections and paragraphs hereof and exhibits attached hereto.

11.7       Severability. If any provision of this Warrant becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Warrant, and such illegal, unenforceable or void provision shall be replaced with a valid and enforceable provision that will achieve, to the extent possible, the same economic, business and other purposes of the illegal, unenforceable or void provision. The balance of this Warrant shall be enforceable in accordance with its terms.

11.8       Waiver of Jury Trial. EACH OF THE HOLDER AND THE COMPANY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATED TO THIS WARRANT.

11.9       Rights and Obligations Survive Exercise of the Warrant. Except as otherwise provided herein, the rights and obligations of the Company and the Holder under this Warrant shall survive exercise of this Warrant.

11.10     Entire Agreement. Except as expressly set forth herein, this Warrant (including the exhibits attached hereto) constitutes the entire agreement and understanding of the Company and the Holder with respect to the subject matter hereof and supersede all prior agreements and understandings relating to the subject matter hereof.

** Signature page follows **

The Company and the Holder sign this Warrant as of the Effective Date.

NOWRX, INC.

By:
Name: Cary Breese
Title: Chief Executive Officer

Address:

2224 Old Middlefield Way #J
Mountain View, CA 94043

Email address:

AGREED AND ACKNOWLEDGED,

DECATHLON ALPHA IV, L.P.

By: Decathlon Alpha GP IV, LLC
Its: General Partner

By:
Name: John Borchers
Title: Managing Director

Address:

1441 West Ute Boulevard, Suite 240
Park City, UT 84098

Email address: jborchers@decathloncapital.com

Signature Page to Warrant

EXHIBIT A

NOTICE OF EXERCISE

To:	NOWRX, INC. (the “Company”)
Attention:	Chief Executive Officer

1.           Exercise. The undersigned elects to purchase the following pursuant to the terms of the attached warrant:

Number of shares:

Type of security:

2.          Method of Exercise. The undersigned elects to exercise the attached warrant pursuant to:

☐	A cash payment or cancellation of indebtedness, and tenders herewith payment of the purchase price for such shares in full, together with all applicable transfer taxes, if any.

☐	The net issue exercise provisions of Section 3.2 of the attached warrant.

3.          Stock Certificate. Please issue a certificate or certificates representing the shares in the name of:

☐	The undersigned

☐	Other—Name:
Address:

4.          Unexercised Portion of the Warrant. Please issue a new warrant for the unexercised portion of the attached warrant in the name of: ☐      The undersigned

☐	Other—Name:
Address:

☐	Not applicable

5.          Investment Intent. The undersigned represents and warrants that the aforesaid shares are being acquired for investment for its own account, not as a nominee or agent, and not with a view to, or for resale in connection with, the distribution thereof, and that the undersigned has no present intention of selling, granting any participation in, or otherwise distributing the shares, nor does it have any contract, undertaking, agreement or arrangement for the same, and all representations and warranties of the undersigned set forth in Section 11 of the attached warrant are true and correct as of the date hereof.

** Signature page follows **

(Print name of the warrant holder)

(Signature)

(Name and title of signatory, if applicable)

(Date)

(Email address)

EXHIBIT B

ASSIGNMENT FORM

ASSIGNOR:

COMPANY:	NOWRX, INC. (the “Company”)

WARRANT:	THE WARRANT TO PURCHASE SHARES OF STOCK HELD BY ASSIGNOR (the “Warrant”)

DATE:	_________________________

1.         Assignment. The undersigned registered holder of the Warrant (“Assignor”) assigns and transfers to the assignee named below (“Assignee”) all of the rights of Assignor under the Warrant:

Name of Assignee:

Address of Assignee:

and does irrevocably constitute and appoint ______________________ as attorney to make such transfer on the books of the Company, maintained for the purpose, with full power of substitution in the premises.

2.         Obligations of Assignee. Assignee agrees to take and hold the Warrant and any shares of stock to be issued upon exercise of the rights thereunder (and any shares issuable upon conversion thereof) (the “Securities”) subject to, and to be bound by, the terms and conditions set forth in the Warrant to the same extent as if Assignee were the original holder thereof.

3.         Investment Intent. Assignee represents and warrants that the Securities are being acquired for investment for its own account, not as a nominee or agent, and not with a view to, or for resale in connection with, the distribution thereof, and that Assignee has no present intention of selling, granting any participation in, or otherwise distributing the shares, nor does it have any contract, undertaking, agreement or arrangement for the same, and all representations and warranties set forth in Section 11 of the Warrant are true and correct as to Assignee as of the date hereof.

** Signature page follows **

Assignor and Assignee are signing this Assignment Form on the date first set forth above.

ASSIGNOR	ASSIGNEE

(Print name of Assignor)	(Print name of Assignee)

(Signature of Assignor)	(Signature of Assignee)

(Print name of signatory, if applicable)	(Print name of signatory, if applicable)

(Print title of signatory, if applicable)	(Print title of signatory, if applicable)

(Address)	(Address)